Exhibit 10.1

EXECUTION copy

PARTNERSHIP INTEREST PURCHASE AGREEMENT

between

BURLINGTON CAPITAL, LLC,

BURLINGTON CAPITAL STRUCTURED FINANCE, LLC,

GREYSTONE AF MANAGER LLC

and

GREYSTONE AF HOLDINGS LLC

dated as of

August 29, 2019

ii

iii

This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of the 29th day of August, 2019, is entered into between Burlington Capital, LLC, a Delaware limited liability company (“Company GP” or “Seller”), Burlington Capital Structured Finance, LLC, a Delaware limited liability company (“Company LP” or “Seller” and collectively with Company GP, “Sellers”), and Greystone AF Manager LLC, a Delaware limited liability company (“GP Purchaser”), Greystone AF Holdings LLC, a Delaware limited liability company (“LP Purchaser” and together with GP Purchaser, “Purchaser”). Each Purchaser and each Seller will be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Company GP owns all of the issued and outstanding general partner interests (the “Company GP Interests”) in America First Capital Associates Limited Partnership Two, a Delaware limited partnership (“Company”);

WHEREAS, Company LP owns all of the issued and outstanding limited partnership interests in Company (the “Company LP Interests” and, collectively with the Company GP Interests, the “Subject Interests”);

WHEREAS, the Subject Interests represent all of the issued and outstanding equity interests in Company;

WHEREAS, Company is the sole general partner of America First Multifamily Investors, L.P., a Delaware limited partnership (“ATAX”), a publicly traded limited partnership engaged in the business of acquiring, holding, and managing a portfolio of federally tax-exempt and taxable investments; and

WHEREAS, Company GP wishes to sell to GP Purchaser and GP Purchaser wishes to purchase from Company GP, all of the Company GP Interests, subject to the terms and conditions set forth herein.

WHEREAS, Company LP wishes to sell to LP Purchaser and LP Purchaser wishes to purchase from Company LP, all of the Company LP Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the governance or management of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” is defined in Section 6.07.

“Anti-Terrorism Laws” is defined in Section 4.16(e).

“Approved Awards” has the meaning set forth in Section 4.03(e).

“ATAX” has the meaning set forth in the Recitals.

“ATAX Entities” means ATAX and the subsidiaries listed on Schedule 1 to the Disclosure Schedule.

“ATAX GP Interest” is defined in Section 4.03(e).

“ATAX General Partner” means the General Partner referenced in the ATAX Partnership Agreement.

“ATAX Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to, the business, assets, liabilities, properties, condition (financial or otherwise) or operations of the ATAX Entities, taken as a whole (including their respective assets, properties or businesses, taken as a whole); provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not an ATAX Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement (including compliance with the term of, or the taking of any action required by this Agreement) and the transactions contemplated hereby, including any disruption of customer or vendor relationships or loss of any employees or independent contractors of Company and ATAX; (ii) changes in general industry in which ATAX operates (including changes in Law affecting generally the industry); (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; (v) changes to the credit markets in general, including changes in interest rates or the availability of financing; and (vi) changes in the trading price or trading volume of the BUCs; (vii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (viii) any hurricane, tornado, flood, earthquake or other natural disaster; and (ix) the disclosure of the fact that Purchaser is the prospective acquirer of the Subject Interests.

“ATAX Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership, dated September 15, 2015, as amended by (i) the First Amendment to the First Amended and Restated Agreement of Limited Partnership dated as of March 30, 2016, (ii) the Second Amendment to the First Amended and Restated Agreement of Limited Partnership dated as of May 19, 2016, and (iii) the Third Amendment to the First Amended and Restated Agreement of Limited Partnership dated as of August 7, 2017.

“ATAX Real Property Interests” is defined in Section 4.17(b).

“ATAX SEC Documents” means all registration statements, annual and quarterly reports, current reports, consent solicitation materials and other forms, reports, schedules, statements and documents, as amended, required to be filed or furnished by ATAX with the Commission pursuant to the Securities Act or Exchange Act since January 1, 2016.

“ATAX Tier 2 Income” means all Net Residual Proceeds representing Contingent Interest received by ATAX during a fiscal year designated in Section 2.04(a) up to an amount which, when combined with all prior amounts of Contingent Interest distributed pursuant to Sections 4.02(b) and 4.03(b) of the ATAX Partnership Agreement, and the Contingent Interest to be distributed by ATAX pursuant to Section 4.02(b) of the ATAX Partnership Agreement for that fiscal year.  For purposes of this definition, the capitalized terms shall have the meaning defined in the ATAX Partnership Agreement.

“Benefit Plan” means any employee benefit plan, including pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“BUC” is defined in Section 4.03(e).

“Business” means the business of (i) providing first mortgage financing on multifamily properties, either directly or through the purchase of tax-exempt or taxable bonds or (ii) providing participating debt, joint venture equity or construction financing guarantees to sponsors or developers of multifamily, student or seniors housing facilities who are not Affiliates of Sellers.

“Cap” is defined in Section 8.04(b).

“Cash” means the cash and cash equivalents of Company as of the Closing Date (including marketable securities and short term investments) determined in accordance with GAAP, less the amounts of any outstanding checks, drafts and wire transfers.

“Claim Basket” is defined in Section 8.04(a).

“Claim Notice” is defined in Section 8.03(a).

“Closing” is defined in Section 2.06.

“Closing Date” is defined in Section 2.06.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the Recitals.

“Company GP” has the meaning set forth in the Preamble.

“Company GP Interests” has the meaning set forth in the Recitals.

“Company LP” has the meaning set forth in the Preamble.

“Company LP Interests” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to, the business, assets, liabilities, properties, condition (financial or otherwise) or operations of Company; provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement (including compliance with the terms of, or the taking of any action required by this Agreement) and the transactions contemplated hereby, including any disruption of customer or vendor relationships or loss of any employees or independent contractors of Company and ATAX; (ii) changes in the general industry in which ATAX operates (including changes in Law affecting generally the industry); (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; (v) changes to the credit markets in general, including changes in interest rates or the availability of financing; (vi) changes in the trading price or trading volume of the BUCs; (vii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (viii) any hurricane, tornado, flood, earthquake or other natural disaster; and (ix) the disclosure of the fact that Purchaser is the prospective acquirer of the Subject Interests.

“Company Partnership Agreement” means the Fourth Amended Agreement to Limited Partnership of America First Capital Associates Limited Partnership Two dated July 1, 1998, as modified by (i) the Addendum thereto dated July 31, 2016; (ii) the Second Addendum thereto dated July 31, 2016, and (iii) the Third Addendum thereto dated January 1, 2017.

“Confidential Information” means Purchaser Confidential Information and Seller Confidential Information.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Courts” is defined in Section 11.01.

“Covered Persons” is defined in Section 6.08(a).

“Disclosure Schedule” means the disclosure schedule prepared by Sellers and attached to this Agreement, which sets forth the exceptions to the representations and warranties contained in this Agreement and certain other information called for by this Agreement.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, title defect, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal, proxy, voting trust agreement, transfer restriction, community property interest or similar right, limitation, or adverse claim or restriction of any kind.

“Equity Incentive Plan” means the America First Multifamily Investors, L.P. 2015 Equity Incentive Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Company and ATAX, any other Person which, together with Company or ATAX, would be treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means TMI Trust Company, a trust company organized and existing under the laws of the State of Florida.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing among Sellers, Purchaser and the Escrow Agent in substantially the form attached as Exhibit A.

“Escrow Amount” means $6,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Fundamental Representations” is defined in Section 8.01.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any (i) federal, state, local, or municipal government, or any subsidiary body thereof or (ii) governmental or quasi-governmental authority of any nature, including (a) any governmental agency, branch, department, official, or entity, (b) any court, judicial authority, or other tribunal, and (c) any arbitration body or tribunal.

“GP Purchaser” has the meaning set forth in the Preamble.

“Imputed Underpayment” means an “imputed underpayment” within the meaning of Section 6225 of the Code, or any analogous provision of state or local Law.

“Indebtedness” means any indebtedness as defined by GAAP which includes any (a) indebtedness for borrowed money, (b) indebtedness secured by any Encumbrance on property owned whether or not the indebtedness secured has been assumed, (c) indebtedness evidenced by notes, bonds, debentures or similar instruments, (d) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP, (e) “earnouts” and similar payment obligations, (f) obligations issued or assumed as the deferred purchase price of goods or services, (g) declared dividends or distributions that remain outstanding as of the Closing, (h) accounts payable and similar obligations that are past due, (i) guarantees with respect to liabilities of a type described in any of clauses (a) through (h) above, and (j) interest, penalties, premiums, fees and expenses related to any of the foregoing.

“Indemnified Party” means any of the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnified Taxes” means (a) all Taxes of Sellers; (b) all Taxes of Company for any Pre-Closing Tax Period, including any Taxes arising from an Imputed Underpayment with respect to Company for any Pre-Closing Tax Period; (c) Company’s distributive share of any Taxes of any ATAX Entity for any Pre-Closing Tax Period, including any Taxes arising from an Imputed Underpayment with respect to any ATAX Entity for any Pre-Closing Tax Period; (d) all Taxes imposed on or payable by Company, or for which Company otherwise may be liable: (i) by reason of a tax sharing, indemnity or similar Contract entered into by Company, any Seller or any of their past or present Affiliates on or prior to the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company or any Seller (or any predecessor of Company or any Seller) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or non-U.S. Law; or (iii) by reason of transferee or successor liability arising in respect of a transaction undertaken by Company or any Seller, or any of their past or present Affiliates, on or prior to the Closing Date; (e) all Transfer Taxes; (f) the employer’s portion of payroll Taxes with respect to any compensatory payments made by Company on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement; (g) all costs and expenses of preparing any Tax Return of Company for the Pre-Closing Tax Period; and (h) all costs and expenses of contesting any audit or Tax Claim that could result in the imposition of an Indemnified Tax.

“Indemnifying Party” is defined in Section 8.03(a).

“Initial Limited Partner” means America First Fiduciary Corporation Number Five, a Nebraska corporation.

“Insurance Policies” is defined in Section 4.20.

“Knowledge” means (i) in the case of a Seller, the actual knowledge of the Persons listed under the name of such Seller under “Knowledge of the Sellers” on Schedule 1.01 after making due inquiry of the executives and managers having primary responsibility for such matters in such Person’s organization and (ii) in the case of Purchaser, the actual knowledge of the Persons listed under “Knowledge of Purchaser” on Schedule 1.01 after making due inquiry of the executives and managers having primary responsibility for such matters in such Person’s organization.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Lender” is defined in Section 7.04(o).

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“License and Transition Services Agreement” means the License and Transition Services Agreement in the form agreed upon between Company GP and GP Purchaser on or before the Closing Date.

“LP Purchaser” has the meaning set forth in the Preamble.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Non-Recourse Persons” is defined in Section 8.09(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business of the respective Person, consistent with its past practices.

“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement thereof, or any comparable governing instruments, each as amended, (iii)

with respect to a partnership, the certificate of formation and partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws, which take effect for tax years after January 1, 2018, unless an election is made within 30 days of a notice for examination.

“Party” has the meaning set forth in the Preamble.

“Patriot Act” is defined in Section 4.16(e).

“Pending Claims” means as of any date of determination and without duplication, the aggregate amount of:

(a)all settled or resolved, but in either case, unpaid Claims by the Purchaser Indemnitees under Section 8.02(a) or 8.02(b);

(b)all pending and unresolved Claims by the Purchaser Indemnitees under Section 8.02(a) or 8.02(b), properly made pursuant to, and in accordance with, Section 8.03; and

(c)all costs of defending any Proceeding, court costs, reasonable attorney fees and expenses and other accrued defense costs incurred and unpaid by Purchaser Indemnitees as of such date for which Purchaser Indemnitees are entitled to indemnification under Section 8.02(a) or 8.02(b).

“Permits” is defined in Section 4.16(a).

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Pre-Closing Administrative Fee” is defined in Section 6.12(b).

“Pre-Closing Shared Expenses” is defined in Section 6.12(a).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to any Straddle Period, the portion of the taxable period through the end of the Closing Date.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative,

or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” is defined in Section 2.02.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Confidential Information” means any and all data, information, ideas, concepts and knowledge of Purchaser, including but not limited to reports, documents, correspondence, interpretations, records, business information, whether economic, financial, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Purchaser Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Seller or any of its Affiliates or Representatives; (ii) information which was already in the possession of a Seller prior to such information being furnished to such Seller; (iii) information which becomes available to a Seller from a source that, to the Knowledge of such Seller, was not subject to any prohibition against transmitting the information to a Seller and was not bound by a confidentiality agreement to Purchaser, including information which is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by a Seller; and (iv) information developed by a Seller independently of Purchaser Confidential Information provided to such Seller by or on behalf of Purchaser.

“Purchaser Indemnified Parties” is defined in Section 8.02(a).

“Purchaser Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of Purchaser or any of its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede Purchaser’s or any of its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Released Parties” is defined in Section 8.08(a).

“Releasing Parties” is defined in Section 8.08(a).

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), lenders or other financing providers and their attorneys, or other representatives of a Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Confidential Information” means any and all data, information, ideas, concepts and knowledge of Sellers, including but not limited to reports, documents, correspondence, interpretations, records, business information, whether economic, financial, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Seller Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Purchaser or any of its Affiliates or Representatives; (ii) information which was already in the possession of Purchaser prior to such information being furnished to Purchaser; (iii) information which becomes available to Purchaser from a source other than a Seller if, to the Knowledge of Purchaser, such source was not subject to any prohibition against transmitting the information to Purchaser and was not bound by a confidentiality agreement to a Seller, including information which is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by Purchaser; and (iv) information developed by Purchaser independently of Seller Confidential Information provided to Purchaser by or on behalf of any Seller.

“Seller Indemnified Parties” is defined in Section 8.02(c).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of any Seller or its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede Sellers’ or their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller Returns” is defined in Section 9.04.

“Selling and Transaction Expenses” means all fees and expenses (including any disbursements to attorneys, accountants and other advisors and service providers) incurred, paid or payable by Company or ATAX or Sellers, or their respective Affiliates, on or prior to the Closing directly as a result of the transactions contemplated by this Agreement, including without limitation any bonuses, change of control payments, severance or other compensation or payments of any kind (including the employer portion of any applicable payroll Taxes) payable by Company, ATAX or Sellers in connection with the transactions contemplated by this Agreement.

“Series A Preferred Units” means that certain series of limited partnership interests of ATAX designated as Series A Preferred Units pursuant to the ATAX Partnership Agreement and having the preferences, rights, restrictions, and limitations as set forth in the ATAX Partnership Agreement.

“Significant Contracts” is defined in Section 4.08(b).

“Straddle Period” is defined in Section 9.02.

“Subject Employees” is defined in Section 4.13(a).

“Subject Interests” has the meaning set forth in the Recitals.

“Survival Period” is defined in Section 8.01.

“Tax” means (i) all federal, state, local or non-U.S. taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, escheat, unclaimed property, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority and (ii) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Claim” is defined in Section 9.06.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document required to be filed with a Governmental Authority relating to the determination, assessment or collection of any Tax or the administration of any Laws relating to Tax, and including any schedules, attachments or supplements thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 8.03(b).

“Tier 2 Shortfall” is defined in Section 2.04(a).

“Tier 2 Escrow Release Amount” ” is defined in Section 2.04(d).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by any Party in connection with the transactions contemplated hereby.

“Transfer Taxes” is defined in Section 9.01.

“Tribunal” is defined in Section 6.06(c).

“WARN” is defined in Section 4.13(c).

Article II
PURCHASE AND SALE

Section 2.01Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Sellers hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, the Subject Interests, free and clear of all Encumbrances.

Section 2.02Purchase Price. The aggregate purchase price for the Subject Interests will be an amount equal to the sum of $80,000,000 (the “Purchase Price”).

Section 2.03Payment of the Purchase Price.

On the Closing Date,

(a)Purchaser will deliver to Sellers the Purchase Price less (i) the Escrow Amount, (ii) the amount of any Indebtedness of Company, and (iii) the Selling and Transaction Expenses that Purchaser agrees to pay on Sellers behalf, by wire transfer of immediately available funds to the bank accounts of Sellers designated in writing to Purchaser at least three (3) days prior to Closing, in accordance with the distribution schedule set forth on Exhibit B; and

(b)Purchaser will deliver the Escrow Amount to the Escrow Agent by wire transfer or delivery of other immediately available funds to be held in an escrow account pursuant to the terms of the Escrow Agreement.

Section 2.04Adjustment for Tier 2 Income.

(a)The Purchase Price shall be reduced by 25% of the amount (if any) by which (i) the ATAX Tier 2 Income for fiscal year 2019 does not exceed the maximum amount of ATAX Tier 2 Income allowed under the ATAX Partnership Agreement; and (ii) the ATAX Tier 2 Income for fiscal year 2020 does not exceed the maximum amount of ATAX Tier 2 Income allowed under the ATAX Partnership Agreement.  The amount by which the actual ATAX Tier 2 Income is less than the maximum amount of ATAX Tier 2 Income allowed under the ATAX Partnership Agreement for fiscal 2019 or fiscal 2020 is referred to as a “Tier 2 Shortfall.”  In determining the amount of ATAX Tier 2 Income for purposes of this Section 2.04, Purchaser will cause Company and ATAX to use the methodology used in calculating total “Distribution of Tier 2 Income” as reported in the Consolidated Statement of Partners’ Capital included in the Form 10-Q and Form 10-K filed as part of the ATAX SEC Documents.

(b)If a Tier 2 Shortfall occurs at the end of fiscal 2019 or the end of fiscal 2020, Purchaser shall be authorized to recover 25% of such Tier 2 Shortfall from the Escrow Account in accordance with Section 2.04(c) below, but only to the extent of funds remaining in the Escrow Account.  Such ability to recover 25% of such Tier 2 Shortfall from the Escrow Account shall be Purchaser’s sole remedy for the occurrence of a Tier 2 Shortfall.

(c)If the ATAX Tier 2 Income reported in the ATAX Consolidated Statement of Partners’ Capital filed with the Commission for fiscal 2019 or fiscal 2020 reflects a Tier 2 Shortfall, the Purchaser shall provide written notification to the Sellers, and upon request reasonable documentation supporting the calculation, and within five (5) business days, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay 25% of the Tier 2 Shortfall to Purchaser from the Escrow Account by wire transfer of immediately available funds to an account designated by Purchaser in accordance with the Escrow Agreement.

(d)If the quarterly ATAX Consolidated Statement of Partners’ Capital filed with the Commission for any quarter of fiscal year 2020 reflects aggregate ATAX Tier 2 Income for fiscal year 2020 in excess of the maximum amount of ATAX Tier 2 Income allowed under the ATAX Partnership Agreement, within five (5) business days after the filing of the ATAX financial statements with the Commission, Purchaser shall notify Sellers and within five (5) business days of that notice, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay to Sellers by wire transfer of immediately available funds from the Escrow Account to the accounts designated by Sellers in accordance with the Escrow Agreement, but only to the extent funds remain in the Escrow Account, an amount equal to $3,000,000 minus (i) 25% of any Tier 2 Shortfall for fiscal 2019, (ii) the amount of any Claims paid out of the Escrow Account to the Purchaser Indemnitees under Section 8.02(a) and 8.02(b), and (iii) the amount of any Pending Claims (the “Tier 2 Escrow Release Amount”).  If the Company receives a distribution related to ATAX Tier 2 Income following the achievement of the maximum amount of ATAX Tier 2 Income allowed under the ATAX Partnership Agreement for fiscal year 2020, but prior to the filing of the associated ATAX Consolidated Statement of Partners’ Capital with the Commission, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent to make payment of the Tier 2 Escrow Release Amount within five (5) business days after the Tier 2 distribution is paid to Company.

Section 2.05No Financing Contingency.

Purchaser expressly agrees and acknowledges that Purchaser’s obligations to pay the Purchase Price and otherwise consummate the transactions contemplated hereby are not in any way conditioned on Purchaser’s ability to obtain financing of any type or nature whatsoever, whether by way of debt financing, equity investment, or otherwise; provided, however, Purchaser is not precluded from seeking financing of any type or nature whatsoever.

Section 2.06Closing; Closing Date.

The closing of the transactions contemplated herein (the “Closing”) shall take place remotely via electronic or facsimile exchange of signature pages and documents not later than five business days after the date that the conditions set forth in Article VII have been satisfied or waived (other than conditions that by their terms are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions) or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place is referred to as the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as otherwise set forth on the Disclosure Schedule, each Seller severally, and not jointly, represents and warrants to Purchaser with respect to itself as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:

Section 3.01Existence.

Each Seller (a) is duly organized, validly existing and in good standing under the Laws of Delaware and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Seller Material Adverse Effect.

Section 3.02Validity of Agreement; Authorization.

Each Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents, as applicable, and to carry out its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the other Transaction Documents, as applicable, and the performance of each Seller’s obligations hereunder and thereunder have been duly authorized by the board of managers or manager of such Seller and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents, as applicable, have been duly executed and delivered by each Seller and constitutes each Seller’s valid and binding obligation, enforceable against each Seller in accordance with their terms (except as its enforceability may be limited by the Remedies Exception).

Section 3.03Consents and Approvals.

No consent, approval, permit, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required for each Seller to execute and deliver this Agreement and the other Transaction Documents, or to perform its respective obligations hereunder and thereunder.

Section 3.04No Violation.

The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party, does not and will not (a) violate any provision of any Law applicable to such Seller or Company, (b) result in any breach or violation of any provision of the Organizational Documents of (i) such Seller, or (ii) Company, or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Seller, Company or any ATAX Entity is a party or by which such Seller, Company or ATAX Entity may be bound or receives any material right or benefit.

Section 3.05Ownership, Due Authorization and Transfer of Subject Interests.

(a)Company GP and Company LP are the record and beneficial owners of all of the issued and outstanding Company GP Interests and Company LP Interests, respectively, free and clear of any and all Encumbrances (other than Encumbrances existing under the Organizational Documents of each Seller, the ATAX Partnership Agreement and those arising under applicable securities Laws).  Each Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Subject Interests held by it as provided in this Agreement. Upon delivery of the Purchase Price in exchange for the Subject Interests, each Seller will convey to Purchaser on the Closing Date good and marketable title to the Subject Interests held by it, free and clear of any and all Encumbrances, in accordance with the Organizational Documents of the respective Seller, the ATAX Partnership Agreement and applicable securities Laws.

(b)There are no outstanding options, warrants, rights of first refusal or similar rights to purchase or acquire from Sellers any of the Subject Interests held by Sellers.

(c)Except as disclosed on Schedule 3.05 of the Disclosure Schedules, neither the execution of this Agreement nor the sale of the Subject Interests as contemplated by this Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which either Seller is a party that would entitle any Person to purchase or otherwise acquire any of the Subject Interests held by either Seller or require that an offer to purchase or acquire any of the Subject Interests held by either Seller be made to any Person.

Section 3.06Litigation.

As of the date hereof, there are no Proceedings pending or, to the Knowledge of each Seller, threatened, against such Seller or to which such Seller is otherwise a party or, to the Knowledge of Seller, a threatened party, challenging the transactions contemplated by this Agreement or otherwise relating to such transactions or each Seller’s ownership of the Subject Interests.

Section 3.07Solvency.

There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or, to the Knowledge of each Seller, threatened against such Seller, both before and after consummation of the respective transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO COMPANY AND ATAX

Except as otherwise set forth on the Disclosure Schedule, each of the Sellers, severally and jointly, represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:

Section 4.01Formation; Due Qualification and Authority.

Each of Company and the ATAX Entities, other than the ATAX Entities which have dissolved, as noted on Schedule 1: (a) is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which such entity currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an ATAX Material Adverse Effect, as applicable. Sellers or Company have delivered to Purchaser true, correct and complete copies of the Organizational Documents of Company and each ATAX Entity, in each case as currently in effect. All such Organizational Documents are in full force and effect, and none of Company or any ATAX Entity is in violation of any provision of any of its respective Organizational Documents.

Section 4.02Power and Authority to Act.

Company has full power and authority to act as the general partner of ATAX and has the requisite power and has taken all limited partnership actions necessary to enter into and to carry out its obligations pursuant to each of the Transaction Documents to which it is a party, and no other proceedings on the part of Company are necessary to authorize the foregoing. The Transaction Documents to which Company is a party have been duly executed and delivered by Company and constitute Company’s valid and binding obligation, enforceable against Company in accordance with their terms (except as its enforceability may be limited by the Remedies Exception).

Section 4.03Capitalization.

(a)As of the date of this Agreement, the Company GP Interests consist of a .01% general partner interest in Company, and the Company LP Interests consist a 99.99% limited partner interest in Company.

(b)Prior to the Closing, Company GP owns all of the issued and outstanding Company GP Interests. All of such interests have been duly authorized and validly issued in accordance with the Company Partnership Agreement and are fully paid. Prior to the Closing, Company LP owns all of the issued and outstanding Company LP Interests. All of such interests have been duly authorized and validly issued in accordance with the Company Partnership Agreement and are fully paid.

(c)As of the Closing: (i) there are no preemptive rights, options rights, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts relating to or entitling any Person to purchase or otherwise acquire any equity interests of Company or requiring Company to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests and (ii) no equity interests of Company are reserved for issuance.

(d)None of the Subject Interests have been offered, issued, sold or transferred in violation of any Law or preemptive or similar rights.  Company is not under any obligation, contingent or otherwise, by reason of any Contract, to register the offer and sale or resale of any of the Subject Interests under the Securities Act.

(e)As of the date of this Agreement, the issued and outstanding partnership interests of ATAX consist of (i) a general partner interest representing a 1% general partner interest in ATAX (the “ATAX GP Interest”), (ii) 60,426,177 Beneficial Unit Certificates (“BUC”) held by the Initial Limited Partner of ATAX, which have been assigned by the Initial Limited Partner to BUC Holders; (iii) issued but unvested restricted unit awards granted under the Equity Incentive Plan for 265,290 BUCs held by ten individuals, all of which will vest by their terms upon the Closing; and (iv) 9,450,000 Series A Preferred Units.  Restricted unit awards under the Equity Incentive Plan for 353,197 BUCs have been approved by Company GP’s board of managers, but have not been granted (the “Approved Awards”), and the BUCs underlying the Approved Awards are not issued and outstanding as of the date of this Agreement but will be issued prior to the Closing and will vest immediately upon the Closing.

(f)Company is the sole general partner of ATAX and owns all of the ATAX GP Interest and is the sole recipient of the fees due to the ATAX general partner under the terms of the ATAX Partnership Agreement. The ATAX GP Interest and all fees due the ATAX general partner have been duly authorized and validly issued in accordance with ATAX Partnership Agreement and, in the case of fees due to the ATAX general partner, have been fully paid (to the extent required pursuant to the ATAX Partnership Agreement) and are non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and Company owns the ATAX GP Interest and the right to receive the corresponding fees free and clear of all Encumbrances other than restrictions imposed thereon by applicable securities Laws or by the Company Partnership Agreement or ATAX Partnership Agreement.

Section 4.04Enforceability of Organizational Agreements.

(a)The Company Partnership Agreement has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of such parties, enforceable in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

(b)The ATAX Partnership Agreement has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of such parties, enforceable in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

Section 4.05Indebtedness; ATAX SEC Documents.

(a)Company has no Cash as of the Closing Date. Schedule 4.05(a) of the Disclosure Schedules sets forth, as of the Closing Date, all Indebtedness of Company.

Neither Company, ATAX, nor any ATAX Entity shall have liability for any Selling and Transaction Expenses.

(b)For purposes of the ATAX SEC Documents, the ATAX Entities are the only “subsidiaries” of ATAX, as such term is defined in 17 CFR § 210.1-02(x).

(c)ATAX has filed with or furnished to the Commission on a timely basis all ATAX SEC Documents that were required to be filed or furnished by ATAX with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 2016.  As of their respective effective dates (in the case of ATAX SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other ATAX SEC Documents), the ATAX SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such ATAX SEC Documents.  Except to the extent amended or superseded by a subsequent filing with the Commission prior to the date of this Agreement, as of such respective dates, none of the ATAX SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein where necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, the notes thereto) of ATAX included in the ATAX SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the Commission or other rules and regulations of the Commission) applied on a consistent basis during the periods involved and fairly present, in all material respects, the consolidated financial position of ATAX and the ATAX Entities as of the dates thereof and the consolidated results of operations and partners’ capital and cash flows of such entities as of the dates for the periods shown, subject to, in the case of unaudited interim financial statements, normal and recurring year-end and quarter-end adjustments as permitted by GAAP and the applicable rules and regulations of the Commission, which are not in the aggregate material.  None of the ATAX Entities is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the ATAX SEC Documents.  As of the date hereof, to the Knowledge of Sellers, none of the ATAX SEC Documents is the subject of ongoing Commission review or outstanding Commission investigation.

(d)Except as disclosed on Schedule 4.05(d) of the Disclosure Schedules, none of the ATAX Entities has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except for liabilities and obligations that (i) if required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of ATAX (including the notes thereto), are so reflected or reserved against in the most recent consolidated balance sheet of ATAX (or the notes thereto) included in the ATAX SEC Documents, (ii) were incurred since the date of such balance sheet in the ordinary course of business, (iii) arise under, or are expressly contemplated by, this Agreement, or (iv) are immaterial.

(e)

(i)The ATAX Entities have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of ATAX’s financial reporting and the preparation of ATAX financial statements for external purposes in accordance with GAAP. Since January 1, 2016 neither ATAX nor, to the Knowledge of Sellers, ATAX’s independent registered public accounting firm, has identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of ATAX’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respects ATAX’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of ATAX or Affiliates who have (or had) a significant role in ATAX’s internal controls.

(ii)ATAX has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to ATAX and the ATAX Entities required to be included in reports filed under the Exchange Act is made known to ATAX’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting ATAX’s principal executive officer and its principal financial officer to all material information required to be disclosed by ATAX in the reports that it files or submits to the Commission under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission.

(iii)ATAX is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since January 1, 2016, neither ATAX nor any of the ATAX Entities has made any prohibited loans to any executive officer of ATAX (as defined in Rule 3b-7 under the Exchange Act) or director of ATAX. There are no outstanding loans or other extensions of credit made by ATAX or any of the ATAX Entities to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ATAX.

(iv)Except as set forth on Schedule 4.05(e)(iv) of the Disclosure Schedule, neither ATAX nor any of the ATAX Entities (x) has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), or (y) is a party to, or has any commitment to become a party to, any Contract relating to any material transaction or material relationship with, or material ownership or other material economic interest in, any variable interest entity.

(v)Since January 1, 2016 through the date of this Agreement, (i) neither ATAX nor any director, officer, auditor or accountant of ATAX has received any written material complaint, allegation, assertion or claim that ATAX or any ATAX Entity has engaged in illegal or fraudulent accounting or auditing practices and (ii) no attorney representing ATAX, whether or not employed by ATAX, has reported to either Seller, its board of managers, or any committee thereof or to any officer of ATAX any evidence of a material violation of United States federal securities Laws and the rules and regulations of the Commission promulgated thereunder, by ATAX or any of its officers or directors. As of the date of this Agreement, to the Knowledge of Sellers, there are no Commission inquiries or investigations or other governmental inquiries or investigations pending, or threatened, in each case regarding any accounting practices of ATAX or any ATAX Entities or any malfeasance by any executive officer of ATAX.

Section 4.06Absence of Certain Changes, Events and Conditions.

Other than as disclosed on Schedule 4.06 of the Disclosure Schedule, since December 31, 2018 there has not been, with respect to Company or any ATAX Entity, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or ATAX Material Adverse Effect;

(b)amendment of the Organizational Documents of Company or any ATAX Entity;

(c)split, combination or reclassification of any equity interest in Company or any ATAX Entity;

(d)issuance, sale or other disposition of, or creation of any Encumbrance on, any partnership or other equity interests in Company or any ATAX Entity, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any partnership or equity interests in Company or any ATAX Entity;

(e)material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the ATAX SEC Documents;

(f)other than in the Ordinary Course of Business, incurrence, assumption or guarantee of any Indebtedness for borrowed money;

(g)other than in the Ordinary Course of Business, any transfer, assignment, sale or other disposition of any of the assets of Company or cancellation of any debts or entitlements of Company;

(h)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)resignation or termination of any officer, key employee or group of employees of Company or any ATAX Entity;

(j)material change in any compensation arrangement or Contract with any employee, officer or director of a Seller providing services to the Company or any ATAX Entity;

(k)damage, destruction or loss, whether or not covered by insurance, in excess of $25,000;

(l)amendment or modification of any Significant Contract;

(m)other than in the Ordinary Course of Business, declare or pay any dividend or distribution; or

(n)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07Assets and Liabilities of Company.

Other than its interest in ATAX, Company does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person; and other than the ATAX GP Interest, Company does not own any assets and has no subsidiaries.  Other than its obligations under and/or in connection with its Organizational Documents and the Contracts with Affiliates of Sellers that are described in Schedule 4.14 to the Disclosure Schedule, Company does not have any Liabilities or material obligations.  Company has the right to access and use the assets necessary to fulfill its obligations as the general partner of ATAX through the Contracts with its Affiliates that are described in Schedule 4.14 to the Disclosure Schedule.

Section 4.08Contracts.

(a)Other than its Organizational Documents and the Contracts with Affiliates of Sellers described in Schedule 4.14 to the Disclosure Schedule, Company is not a party to any other Contracts.

(b)Except as provided in Schedule 4.08(b) of the Disclosure Schedule or as disclosed in the ATAX SEC Documents referenced in Schedule 4.08(d) of the Disclosure Schedule, none of Sellers, their Affiliates, Company or any ATAX Entity is party to or bound by a Contract of a type described below with respect to the Company or any ATAX Entity (all of are collectively referred to as the “Significant Contracts”):

(i)agreements that involve the performance of services or delivery of goods or materials by Company or any ATAX Entity that (A) may result in payments to Company or any ATAX Entity in excess of $50,000 in the 12 months following the Closing Date, or (B) have a stated term in excess of 12 months following the Closing Date;

(ii)agreements that involve the performance of services for, or delivery of goods or materials to, Company or any ATAX Entity that (A) may result in payments by Company or any ATAX Entity in excess of $50,000 in the 12 months following the Closing Date, or (B) have a stated term in excess of 12 months following the Closing Date;

(iii)collective bargaining agreements or other similar contracts with any labor union;

(iv)agreements for the employment of any Person on a full-time, part-time, consulting or other basis;

(v)non-competition, non-solicitation or non-disparagement agreements with employees, consultants and independent contractors;

(vi)agreements, guaranties or indentures relating to borrowed money or other contingent liability or Indebtedness of Company or any ATAX Entity, or any lien on any asset of Company or any ATAX Entity;

(vii)agreements (A) granting any Person the exclusive right in any geographical area to market or sell products or services for Company or any ATAX Entity, (B) requiring Company or any ATAX Entity to exclusively sell, lease or distribute products or services of any Person, (C) requiring Company or any ATAX Entity to exclusively source materials or products, (D) that contain “most favored nation” provisions or (E) that require Company or any ATAX Entity to purchase or sell minimum quantities of goods, materials or services;

(viii)joint venture or partnership agreements involving a sharing of profits, losses, costs or Liabilities by Company or any ATAX Entity with any other Person;

(ix)contracts with sales representatives, sales agents, dealers, distributors or franchisees of Company or any ATAX Entity;

(x)any agreement pursuant to which Company or any ATAX Entity acquired or sold (by merger, purchase of equity or assets or otherwise) any operating business or material assets or the capital stock or equity interests of any other Person, under which any of the parties thereto have remaining financial obligations;

(xi)leases or agreements in excess of $50,000, individually or in the aggregate, due to any one lessor or due from any one lessee in the 12 months following the Closing Date under which Company or any ATAX Entity is (A) lessee of or holds or operates any tangible personal property owned by any other

Person, or (B) lessor of or permits any other Person to hold or operate any tangible property (real or personal) owned by Company or any ATAX Entity;

(xii)leases or agreements in excess of $50,000, individually or in the aggregate, due to any one lessor or due from any one lessee in the 12 months following the Closing Date under which Company or any ATAX Entity is (A) lessee of any intellectual property owned by any other Person, or (B) lessor of any intellectual property owned by Company or any ATAX Entity;

(xiii)powers of attorney granted by or to Company or any ATAX Entity;

(xiv)agreements with any Seller or any equityholder, director, officer, employee (including employment agreements), agent or other Affiliate of Company or any ATAX Entity;

(xv)agreements not entered into in the ordinary course of business;

(xvi)agreements with any Governmental Authority;

(xvii)other agreements that (A) involve the payment or potential payment to or by Company or any ATAX Entity of more than $50,000, and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Company or any ATAX Entity;

(xviii)each Contract that would be required to be filed by ATAX as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xix)each Servicer Agreement, Financial Monitor Agreement and similar agreements under which an Affiliate of a Seller provides services to an ATAX Entity.

(c)Other than as disclosed on Schedule 4.08(b) of the Disclosure Schedules, Sellers have made available to Purchaser true and complete copies of each Significant Contract.  Each Significant Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Sellers, their Affiliates, Company or an ATAX Entity that is a party to such Significant Contract, and such parties have performed in all material respects all of their required obligations under, and are not in violation or breach of or default under, any such Significant Contract.  Sellers, their Affiliates, Company and each ATAX Entity have not performed any act, the occurrence of which would result in Company’s or the ATAX Entity’s loss of any material right granted under any Significant Contract.  To the knowledge of Sellers, the other parties to the Significant Contracts are not in violation or breach of or default under any Significant Contract.

Section 4.09No Violation.

The execution, delivery and performance by each Seller of this Agreement, and compliance by such Sellers with the terms and provisions thereof, do not and will not (a) violate any provision of any Law applicable to Company, any ATAX Entity, or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of Company or ATAX or any ATAX Entity, (c) require the consent of the limited partners or BUC holders of ATAX under the ATAX Partnership Agreement, (d) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Seller, Company or any ATAX Entity is a party or by which such Seller, Company or ATAX Entity may be bound or receives any material right or benefit, or (e) except as expressly provided in this Agreement or as set forth in Schedule 4.09 of the Disclosure Schedules, result in the loss by Company or any ATAX Entity of, or confer, grant, accelerate, give rise to or vest, for the benefit of any Person, any right, remedy or benefit.

Section 4.10Taxes.

(a)(i) Company and each ATAX Entity have complied with all applicable Laws with respect to Taxes; (ii) all Tax Returns required to be filed by or with respect to each of Company and each of the ATAX Entities have been timely filed (taking into account any extensions of time within which to file) and such Tax Returns are correct and complete in all material respects; (iii) all Taxes owed by Company and each of the ATAX Entities (whether or not shown on any Tax Return) have been paid in full; (iv) all Taxes required to be withheld, collected or deposited by or with respect to Company or any ATAX Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority; (v) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any Taxes of Company or any of the ATAX Entities either claimed or raised by any Tax Authority in writing; (vi) each of the ATAX Entities is classified as a partnership for U.S. federal income Tax purposes; and (vii) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes owed by Company or the ATAX Entities.

(b)Except for any agreements between Company and the ATAX Entities or among the ATAX Entities, neither Company nor any ATAX Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor do they have any continuing obligations under such agreements.  No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to Company or any ATAX Entity.  Other than as disclosed on Section 4.10 of the Disclosure Schedules, no power of attorney related to Taxes that is currently in force has been granted by Company or any ATAX Entity. Neither Company nor any of the ATAX Entities has ever been a member of an affiliated group filing a consolidated federal income Tax return, Company and the ATAX Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(c)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) relating to Company or any ATAX Entity. None of the assets of Company or any ATAX Entity are subject to any Encumbrances for Taxes.

(d)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(e)Neither Company nor any ATAX Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(f)Company is currently (and has at all times been since its formation) classified as a partnership for U.S. income Tax purposes and no election has been made (or is pending) to change such treatment.  Company has not made an election to apply the Partnership Tax Audit Rules for any taxable period beginning prior to January 1, 2018.

(g)ATAX has, for each taxable year ending after its initial public offering and prior to the date hereof, met the gross income requirements of Section 7704(c)(2) of the Code, and ATAX expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2019.

(h)Other than as described on Section 4.10 of the Disclosure Schedules, each of the ATAX Entities is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3.  None of the ATAX Entities that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes.

(i)Neither Company nor any ATAX Entity owns any property of a character the indirect transfer of which pursuant to this Agreement would give rise to any Transfer Tax.

Section 4.11Orders and Litigation.

There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting Company or any ATAX Entity or any of their respective properties or assets other than such Orders, judgments, penalties or awards that would not, individually or in the aggregate, have an ATAX Material Adverse Effect or a Company Material Adverse Effect, as the case may be.  Except as disclosed in Schedule 4.11 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Sellers, threatened against Company or any ATAX Entity or to which Company or any ATAX Entity is otherwise a party or, to the Knowledge of the Sellers, a threatened party. There is no reasonable basis for any Proceeding to be brought or threatened against Company or any ATAX Entity.

Section 4.12Books and Records.

Other than as disclosed in Schedule 4.12 of the Disclosure Schedule, the books and records of Company and ATAX contain accurate and complete (in all material respects) records of all meetings and actions taken by written consent of the general partner and limited partners of each entity, and no meeting or action taken by written consent of any such partners has been held for which minutes have not been prepared and are not contained in such books or records.

Section 4.13Employment and Employee Benefit Matters.

(a)Company GP employs the persons listed on Schedule 4.13(a) who provide services with respect to the business conducted by Company and the ATAX Entities (collectively, the “Subject Employees”), and the Subject Employees provide Company and ATAX those services that are necessary to conduct the business of Company and the ATAX Entities. Company GP has provided Purchaser, a schedule setting forth for each Subject Employee, his or her: name title, date of hire, exempt/non-exempt status under the Fair Labor Standards Act and similar state laws, employment status (i.e., whether full-time, temporary, leased, etc.), active or inactive status (including type of leave, if any), accrued but unused vacation, bonus/commission and total compensation for 2018; and current annual base salary or hourly wage rate (or other compensation).  Other than the individuals set forth on Schedule 4.13(a) of the Disclosure Schedules there are no individuals engaged as independent contractors who provide material services to any ATAX Entity or Company.

(b)As of the date of this Agreement, (i) none of the Subject Employees are employed pursuant to the terms of any collective bargaining agreements or other Contract with a labor union, (ii) neither Company nor any ATAX Entity has currently agreed to recognize any union or other collective bargaining representative with respect to any Subject Employees, and (iii) no union or other collective bargaining representative, to the Knowledge of the Sellers, has sought to or is attempting to organize, or made a demand for recognition or certification, or has been certified as the exclusive bargaining representative of the Sellers’ employees, including any Subject Employee. There has been no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Subject Employees during the past three years, nor are any such labor strikes, work stoppages, slowdowns, walkouts, lockouts or similar labor activities now occurring or, to the Knowledge of the Sellers, threatened involving any Subject Employees.

(i)Except as would not reasonably be expected to result in material liability to Company or any ATAX Entity, with respect to the Subject Employees, Company and the ATAX Entities are in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any ATAX Entity or Company, is pending or, to the Knowledge of the Sellers, threatened against any ATAX Entity or Company, (including with respect to alleged sexual harassment, unfair labor practices or discrimination); (iii) neither Company nor any ATAX Entity is subject to or otherwise bound by any consent decree, order, or agreement with any Governmental Authority relating to employees or former employees of any ATAX Entity or Company; (iv) neither Company nor any ATAX Entity has any Liability for sick leave, vacation time, severance pay or any similar item; and (v) to the Sellers’ Knowledge, neither Company not any ATAX Entity has any Liability for any occupational disease of any of the Subject Employees, former employees or others.

(c)Neither Company nor any ATAX Entity has, in the last year, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) and other similar Law of any U.S. jurisdiction, without complying with the notice requirements and other provisions of WARN. Neither Company nor any ATAX Entity has incurred any liability or obligation under such legal requirements.

(d)With respect to the Equity Incentive Plan:

(i)The Equity Incentive Plan, any awards under the Equity Incentive Plan, and the BUCs in which awards have been or may be settled have been and are authorized, awarded, issued and administered in accordance with the terms of the Equity Incentive Plan, the governing documents of the Sellers, the Company and the ATAX Entities and in compliance with all applicable Laws.  The Company GP has the sole authority and discretion under the Equity Incentive Plan to grant new awards and to settle any awards in BUCs.  The BUCs which are available for issuance and offered under the Equity Incentive Plan have been registered under the Securities Act and any other applicable securities laws and no further action or approval by any Governmental Authority is required in order for awards to be granted and settled under the terms of the Equity Incentive Plan.  Schedule 4.13(d) of the Disclosure Schedule sets forth a complete and accurate list of (A) all outstanding but unvested awards under the Equity Incentive Plan, (B) the Approved Awards, and (C) the number of BUCs remaining available for future awards under the Equity Inventive Plan.  The authorization and grant of the awards and the issuance of BUCs in settlement of the awards set forth on Schedule 4.13(d) do not and will not violate any rule, covenant or contract to which the Sellers, the Company and the ATAX Entities are bound.

(ii)The ATAX Entities have BUCs available for issuance under the Equity Incentive Plan sufficient to satisfy the Approved Awards, without purchase on the open market, and, other than the grant of the Approved Awards and entering into any award agreements with the award recipients with respect to the Approved Awards and issuing the restricted BUCs underlying the Approved Awards, no further action by the Sellers, Purchaser, the Company or the ATAX

Entities is required and no further action by any Governmental Authority is necessary to settle the Approved Awards in BUCs prior to the Closing as set forth in Section 6.13.  All awards granted and set forth on Schedule 4.13(d) of the Disclosure Schedule have been and are properly accounted for on the financial statements of the Sellers, the Company and the ATAX Entities.  The expenses and liabilities with respect to awards under the Equity Incentive Plan are accounted for on the financial statements of the ATAX Entities and are not expenses or liabilities of the Company or the Sellers nor are the awards charged against or deducted from any fees paid by the ATAX Entities to the Company and the Sellers.

(iii)The Sellers have provided or made available to the Purchaser copies of all awards granted under the Equity Incentive Plan; all resolutions or written consents of the Sellers, the Company, the BUC holders, the ATAX Entities and any Governmental Authority authorizing the Equity Incentive Plan, all prior awards under the Equity Incentive Plan and the acquisitions or issuances of BUCs into which the awards may be settled; evidence of any BUC subject to restrictions that are held by the Company or the Sellers pending lapse of such restrictions and evidence of the granting on newly issued BUCs necessary to satisfy the awards set forth on Schedule 4.13(d).

(iv)As of the Closing there are no commitments or other rights or Contracts relating to or entitling any Person to purchase or otherwise acquire any equity interests of any ATAX Entity or requiring Company or any ATAX Entity to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests in ATAX pursuant to the Equity Incentive Plan and after the Closing neither the Company, Purchaser or any ATAX Entity will have any penalty, Tax or other Liability with respect to any events or acts under or in connection with the Equity Incentive Plan that occurred on or prior to the Closing.

(e)The only Benefit Plan maintained, sponsored, participated in, or contributed to or had an obligation to contribute to by Company or any ATAX Entity or with respect to which the Company or any ATAX Entity has any Liability, is the Equity Incentive Plan.  With regard to any Benefit Plans maintained, sponsored, participated in, or contributed to or had an obligation to contribute to, by any Seller:

(i)With respect to Subject Employees, (A) each Benefit Plan (and each related trust, insurance contract and fund) complies in all material respects with, and has been established, operated and funded in material compliance with, all applicable Laws (including, where applicable, ERISA and the Code and the regulations promulgated thereunder) and the terms of the applicable Benefit Plan; (B) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred, (C) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (D) no lien has been imposed under the Code or ERISA with regards to the Benefit Plans.

(ii)No Benefit Plan is (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA), (C) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (D) a “defined benefit plan” (as defined in Section 3(35) of ERISA), or (E) a pension plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Sections 412 or 430 of the Code, and neither Company, any ATAX Entity nor any ERISA Affiliate has maintained, participated in, or had any liability with respect to, any of the foregoing within the last six years.

(iii)Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides and neither Company nor any ATAX Entity has any obligation to provide (whether under a Benefit Plan or otherwise) benefits or coverage in the nature of health, life, welfare or disability insurance following retirement or other termination of employment or other service relationship (other than death benefits when termination occurs upon death).

(iv)Neither the negotiation or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event (whether contingent or otherwise) will (A) result in any material payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (B) materially increase the amount of any compensation or benefits otherwise payable to any Subject Employee or under any Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any material payments or other material benefits or give rise to any additional service credits under any Benefit Plan, or (D) trigger a payment resulting in an excise Tax for any Subject Employee under Section 4999 of the Code or a non-deductible expense for Company or any ATAX Entity under Section 280G of the Code.

(v)No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject any ATAX Entity, Company or Purchaser or to any fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law, including Section 4980H of the Code.

Section 4.14Obligations to Related Parties. Schedule 4.14 of the Disclosure Schedule sets forth a complete list of all Contracts (written or oral), shared expenses, commitments or transactions between Company or any ATAX Entity, on the one hand, and any of the Sellers and/or any of their Affiliates, on the other hand.  Except as set forth on Schedule 4.14 of the Disclosure Schedule, none of the Sellers, their officers, directors or key employees, the officers, directors or key employees of Company or any ATAX Entity nor any of their respective Affiliates (a) is a party to any Contract (written or oral) with Company or any ATAX Entity, (b) owns or leases any material asset, property or right which is used by Company or any ATAX Entity, or (c) have any direct or indirect ownership interest in any entity which competes with Company or any ATAX Entity, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with Company or any ATAX Entity.  Other than the Pre-Closing Shared Expenses and Pre-Closing Administrative Fee, there are no other amounts due to Sellers and/or their Affiliates from Company or any ATAX Entity.  Except as disclosed in the ATAX SEC Documents, there have not been during the preceding three years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (disregarding for this purpose the dollar value threshold of Item 404(a) thereof).

Section 4.15Intellectual Property. Schedule 4.15 of the Disclosure Schedule sets forth a true and complete list of all intellectual property of Company or any ATAX Entity for which a patent has been issued or for which a patent application is pending, or for which a trademark registration has been issued or for which a trademark application is pending.  Each of Company and the ATAX Entities owns or possesses adequate rights to use all intellectual property necessary for the conduct of their respective businesses as now conducted and has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others.  None of Company or any ATAX Entity nor the conduct of their respective businesses has infringed, misappropriated or violated any intellectual property of any Person and, to the Knowledge of Sellers, no Person is infringing, misappropriating, or otherwise violating any intellectual property owned by Company or any ATAX Entity and material to their respective businesses.

Section 4.16Compliance with Laws and Permits.

(a)Company and the ATAX Entities hold all permits, licenses, exemptions, consents, certificates, authorizations and other approvals from Governmental Authorities required to operate their businesses in compliance with all Laws (collectively, the “Permits”) and Schedule 4.16 of the Disclosure Schedule sets forth a list of the material Permits.  The Permits are validly held by Company or ATAX, as applicable, and are in full force and effect.  Company and ATAX have complied, in all material respects, with all requirements in connection with the Permits, and the Permits will not be subject to suspension, modification or revocation as a result of this Agreement.  The Permits are not held in the name of any Seller or any employee, officer, director, member or agent of Company or any ATAX Entity.

(b)No event has occurred or circumstances exist that may (with or without notice or lapse of time or both) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit.

(c)Company and the ATAX Entities have complied with and operated their businesses in material compliance with all applicable Laws, and no Proceeding has been filed or commenced against Company or any ATAX Entity alleging any failure to so comply.

(d)Company and the ATAX Entities are both in compliance in all material respects with all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act.  Neither Company, any ATAX Entity, any Seller nor any director, officer, employee, agent or other Person associated with or acting on behalf of Company or any ATAX Entity has, directly or indirectly: (i) made any corrupt payment, offer, promise or authorization of the payment, offer or promise of anything of value to any Person associated with any Governmental Authority; (ii) engaged in conduct that would otherwise result in a material violation of any Laws; (iii) established or maintained any unlawful fund of monies or other assets of Company or ATAX Entity; (iv) made any fraudulent entry on the books or records of Company or an ATAX Entity; or (v) made any bribe, rebate, payoff, influence payment, kickback or other payment in violation of any Laws to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any ATAX Entity, to pay for favorable treatment for business secured, to pay for special concessions already obtained for Company or an ATAX Entity, or to obtain any other improper advantage.

(e)Company and the ATAX Entities are both in compliance in all material respects with all applicable Laws relating to anti-money laundering or anti-terrorism, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162 (commonly known as the “Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively with the Patriot Act and any other antiterrorism laws, the “Anti-Terrorism Laws”).  Company and the ATAX Entities have not done business with any Person with whom Purchaser, Company or the ATAX Entity is restricted from doing business under any of the Anti-Terrorism Laws, including Persons named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

Section 4.17Real Estate and Environmental.

(a)Company does not own any real property, and the only location used by the Company to conduct its Business is an office space located at 1004 Farnam Street, Suite 400, Omaha, NE, 68102, owned by Company GP, which is permitted pursuant to an oral agreement between the Company and Company GP.  Company has not entered into and is not subject to any leasehold interest, lease, sublease or other agreement, pursuant to which Company, an ATAX Entity or an Affiliate occupies, leases, or subleases any other real property.

(b)The ATAX Entities own certain real property and are parties to certain real property leases (collectively, the “ATAX Real Property Interests”). Schedule 4.17 to the Disclosure Schedule lists the ATAX Real Property Interests.

(c)There are no hazardous materials present on, in or under the ATAX Real Property Interests other than such materials which would not reasonably be expected to create a Company Material Adverse Effect or an ATAX Material Adverse Effect.  Sellers have no Knowledge of any hazardous materials present on, in or under the ATAX Real

Property Interests.  Company and the ATAX Entities have complied in all material respects with all applicable Laws relating to the environmental conditions on or under any of the properties or facilities used or occupied by the Company or any of the ATAX Entities, including soil, air and ground water conditions, and neither the Company nor any of the ATAX Entities have received, any actual or threatened order, notice or other communication of any actual or potential violation or failure to comply with any environmental Law, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced, or, to the Knowledge of the Sellers, threatened against Company or any ATAX Entity alleging any failure to so comply or the presence, disposal, release or threatened release of any hazardous materials, on, from or under any of such properties or facilities.

Section 4.18Bank Accounts; Managers and Officers.

(a)Schedule 4.18(a) of the Disclosure Schedule sets forth a true and complete list of (i) the name and address of each bank with which Company or any ATAX Entity has an account or safe deposit box, (ii) the name of each Person authorized to draw thereon or have access thereto, (iii) the account number for each bank account of Company or ATAX Entity, and (iv) certificates of deposit held by Company or ATAX Entity.

(b)Schedule 4.18(b) of the Disclosure Schedule sets forth a true and complete list of all directors, managers and officers of Company GP, Company LP, Company and the ATAX Entities.

Section 4.19Assumptions and Guarantees of Indebtedness of Other Persons.  Except as set forth on Schedule 4.05(d), Schedule 4.05(e)(iv), and Schedule 4.08(b) to the Disclosure Schedule, neither Company nor any ATAX Entity has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any Indebtedness of any other Person (including liability by way of Contract, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 4.20Insurance.  Schedule 4.20 of the Disclosure Schedule sets forth a list of each insurance policy, bond or other form of insurance maintained by or for the benefit of Company or any ATAX Entity (the “Insurance Policies”).  With respect to each Insurance Policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect; (b) except as set forth on Schedule 4.20 of the Disclosure Schedule, each Insurance Policy will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby; (c) neither Company, any ATAX Entity nor, to the Knowledge of the Sellers, any other party to any Insurance Policy, is in material breach of or default under (including with respect to the payment of premiums or the giving of notices) such Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the Insurance Policy; and (d) no party to the Insurance Policy has repudiated any provision thereof.

Section 4.21Financial Advisors.  Except as set forth on Schedule 4.20 of the Disclosure Schedules, neither Company nor any ATAX Entity has incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which Purchaser, Company or ATAX may have any responsibility or Liability whatsoever.

Section 4.22Regulatory Matters.  Neither Company nor any ATAX Entity is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23Disclosure.  Sellers have made available to Purchaser all the information reasonably available to Sellers that Purchaser has requested for deciding whether to acquire the Subject Interests.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser severally, and not jointly, represents and warrants to Sellers with respect to itself as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:

Section 5.01Existence.

Each Purchaser (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Purchaser Material Adverse Effect.

Section 5.02Validity of Agreement; Authorization.

Each Purchaser has the requisite power and authority to enter into this Agreement and the other Transaction Documents, and to carry out its obligations thereunder. The execution and delivery by each Purchaser of this Agreement and the other Transaction Documents, as applicable, and the performance of each Purchaser’s obligations thereunder have been duly authorized by the board of managers or manager of such Purchaser, and no other proceedings on the part of such Purchaser are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents, as applicable, have been duly executed and delivered by each Purchaser and constitutes, or will constitute when executed, as applicable, each Purchaser’s valid and binding obligation, enforceable against each Purchaser in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

Section 5.03Consents and Approvals.

No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required for each Purchaser to execute and deliver this Agreement and the other Transaction Documents, as applicable, or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Purchaser Material Adverse Effect.

Section 5.04No Breach.

The execution, delivery and performance by each Purchaser of the Transaction Documents to which it is or will be a party, and compliance by each Purchaser with the terms and provisions thereof, do not (a) violate any provision of any Law applicable to such Purchaser or its Affiliates or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of such Purchaser or any of their Affiliates or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Purchaser or any of their Affiliates is a party or by which such Purchaser or any of their Affiliates or any of their respective properties may be bound or receives any material right or benefit, except, with respect to clause (c), such violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.05Financial Advisors.

Each Purchaser has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which Sellers will have any responsibility or Liability whatsoever.

Section 5.06Litigation.

As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Purchaser, threatened against such Purchaser or to which such Purchaser is otherwise a party or, to the Knowledge of the Purchaser, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Subject Interests or the Transaction Documents.

Section 5.07Sufficiency of Funds.

As of the Closing Date, the Purchaser shall have sufficient funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Article VI
COVENANTS

Section 6.01Consummation of the Transaction.

Purchaser and Sellers shall as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts (a) to cause the Closing conditions in this Agreement to be satisfied, (b) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated herein, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, (d) obtain all necessary consents, approvals or waivers from third parties, and (e) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, Purchaser and Sellers shall use commercially reasonable efforts promptly to obtain all authorizations, consents, Orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals, give such notices, and make such filings.

Section 6.02Conduct Pending the Closing.

Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), with the exception of issuance of the Approved Awards disclosed on Section 4.13(d)(B) of the Disclosure Schedule, from the date hereof until the Closing or termination of this Agreement as provided in Article X, Sellers shall not, and Sellers shall use commercially reasonable efforts to cause Company and ATAX (unless the Company GP is advised by outside counsel that the failure to do so would be inconsistent with its duties under the Company Partnership Agreement, the ATAX Partnership Agreement or Law) to not take any action that would cause to occur any of the changes, events or conditions that would be a breach of Section 4.06.  Further, from the date hereof until the Closing or termination of this Agreement as provided in Article X, Sellers shall cause ATAX to prepare and timely file all reports required under the Exchange Act.

Section 6.03Access to Information.

At all times from the date hereof until the Closing Date, to the extent Purchaser does not have the following information or rights and to the extent either Seller has the ability, power and authority to give such information or grant such rights, Sellers will use commercially reasonable efforts to (a) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of Company and the ATAX Entities and, to the extent reasonably related to the transactions contemplated by the Transaction Documents, Sellers, in each case, during normal business hours, and (b) furnish or make available to Purchaser and its Representatives such financial and operating data and other information relating to Company and the ATAX Entities as such Persons may reasonably request, subject to Purchaser’s and its Representatives’ compliance with Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 6.03, the Sellers shall not be required to grant access or furnish information to Purchaser or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by Law or an existing Contract. To the extent practicable, Sellers shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 6.03 shall be conducted in such a manner as not to interfere with the conduct of the business of any Seller, their Affiliates or either of Company or any ATAX Entity. Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.03 in violation of Section 6.06.

Section 6.04Cooperation.

From the date hereof until one year following the Closing Date, upon reasonable written notice, Purchaser and Sellers shall (a) furnish or cause to be furnished to each other, during normal business hours, access to such information (including any financial statements, financial information or similar data, including commercially reasonable assistance with the production of pro forma financial statements and data) and commercially reasonable assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, including any filings to be made with the Commission; and (b) if requested by Purchaser, cooperate to transition from any Affiliates of Seller to Purchaser or a Purchaser Affiliate any remaining servicer, financial monitor or similar arrangements referenced in Schedule 4.08(b)(xix) that are not transferred as of the Closing Date.

Section 6.05Public Statements.

The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties in writing and shall be issued at the time mutually agreed to in writing by the Parties. Purchaser and Sellers shall not, and each shall cause its respective Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law, the Commission or the rules or regulations of Nasdaq; provided, further, that prior to any such public disclosure (including those required by Law, the Commission or Nasdaq), such Party shall provide the other Party with a copy of the proposed public disclosure and shall afford the other Party a reasonable opportunity to review and comment on the proposed public disclosure (and the subject Party shall consider any reasonable comments or other requests of the other Party with respect to the proposed public disclosure, in good faith); and provided, finally, that nothing herein shall restrict any Party from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 6.06.

Notwithstanding the foregoing, this Section 6.05 shall not apply to any public announcement or other public disclosure (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Parties or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.05; or (b) is made in the Ordinary Course of Business and does not principally relate to this Agreement or the transactions contemplated hereby.

Section 6.06Confidentiality.

(a)Purchaser shall hold, and shall cause its Representatives to hold, in confidence, from the date hereof until three years following the Closing Date, all Seller Confidential Information concerning Sellers, Company and the ATAX Entities and their respective Affiliates furnished to Purchaser by or on behalf of Sellers or their Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Purchaser and its Representatives may disclose such Seller Confidential Information to those of its Representatives that have a need to know such Seller Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Purchaser shall hold, and shall cause its Representatives to hold, in confidence all Seller Confidential Information, and shall, and shall cause its Representatives to, at Sellers’ written request, promptly destroy all such Seller Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such Seller Confidential Information, and Purchaser shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Seller Confidential Information that are prepared by Purchaser or its Representatives, along with all copies and reproductions thereof.

(b)Sellers shall hold, and shall cause their Representatives to hold, in confidence, from the date hereof until three years following the Closing Date, all Purchaser Confidential Information concerning Purchaser furnished to Sellers by or on behalf of Purchaser or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Sellers and their Representatives may disclose such Purchaser Confidential Information to those of its Representatives that have a need to know such Purchaser Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Sellers shall hold, and shall cause their Representatives to hold, in confidence all Purchaser Confidential Information, and shall, and shall cause their Representatives to, at Purchaser’s written request, promptly destroy all such Purchaser Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Purchaser Confidential Information, and Sellers shall, and shall cause their Representatives to, also destroy any documents incorporating or generated from such Purchaser Confidential Information that are prepared by Sellers or their Representatives, along with all copies and reproductions thereof.

(c)In the event that a Party that is subject to a confidentiality obligation under this Section 6.06 or any of its Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar or judicial, legislative, regulatory, stock exchange or administrative body, committee or process (collectively, a “Tribunal”)) to disclose any Confidential Information, such Party shall, if legally permissible:  (i) promptly notify the other Party of the existence and terms of such request or requirement, (ii) consult with the other Party as to the advisability of taking legally available steps to resist or narrow such requested or required disclosure and (iii) assist the other Party, at the other Party’s expense, in seeking a protective order or other appropriate remedy. The Party (or its Representative) receiving the request to produce or provide Confidential Information may disclose to any Tribunal only that portion of the Confidential Information which such Party is advised by counsel is required to be disclosed, and shall exercise commercially reasonable efforts to assist the other Party, at the other Party’s expense, in obtaining assurance that confidential treatment will be accorded such Confidential Information, and the disclosing Party shall not be liable for such disclosure unless disclosure to any such Tribunal was caused by or resulted from a previous disclosure by the disclosing Party or its Representatives not permitted by this Section 6.06.

Section 6.07Exclusive Dealing.  Prior to the earlier of the Closing or the termination of this Agreement, Company and Sellers shall not, and shall cause their respective controlled Affiliates and each of their respective officers, managers, directors, and employees (and shall use its reasonable efforts to cause their respective other Representatives) not to, directly or indirectly, (a) solicit, initiate, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by them or otherwise) regarding, knowingly encourage, accept or take any other action to facilitate any proposal of any Person, other than Purchaser and their officers, managers, directors, employees, advisors and representatives, relating to (i) any direct or indirect sale, issuance or other disposition of any equity interests of Company or Company’s equity interest in ATAX, (ii) any direct or indirect sale, license or other disposition of all or any material portion of the assets of Company; or (iii) any merger, consolidation or similar business combination transaction involving, directly or indirectly, Company or Sellers with respect to their equity interests in ATAX (each, an “Alternative Transaction”); (b) provide any confidential information with respect to Company or Company’s equity interest in ATAX to any Person, other than Purchaser and its Representatives, in connection with an Alternative Transaction; or (c) enter into any agreement (whether or not binding or definitive) with any Person, other than Purchaser and its Representatives, providing for an Alternative Transaction.  Prior to the earlier of the Closing or the termination of this Agreement, each of Company and Sellers shall, and shall cause its controlled Affiliates and its and their respective officers, managers, directors and employees (and shall use its reasonable efforts to cause its and their respective other Representatives) to, immediately suspend any and all discussions or negotiations with any party, other than Purchaser and its Representatives, with respect to any Alternative Transaction.  In furtherance (but not limitation) of the foregoing each of Company and Sellers shall, and shall cause its controlled Affiliates to, not grant any Person access to any data rooms (whether virtual or physical) related to an Alternative Transaction, other than Purchaser and its Representatives, Company and Sellers and their respective Representatives.

Section 6.08Certain Insurance and Indemnification Matters.

(a) During the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to each individual who served as a manager, and/or officer of any of Company or ATAX at any time prior to the Closing Date (the “Covered Persons”), Sellers shall obtain and maintain a ‘tail’ or runoff policy (covering all claims made during the period referenced in this Section 6.08), in each case so that each Covered Person has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Person has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by Company, ATAX, or their Affiliates as of the date of this Agreement.  Purchaser shall reimburse Company GP for the premium of such tail policy, up to a maximum reimbursement of $53,987, upon presentation of an invoice.

Section 6.09Post-Closing Access; Records.  From and after the Closing until seven years following the Closing Date, Purchaser and its Affiliates shall make or cause to be made available to Sellers all books, records, Tax Returns and documents of Company and ATAX (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to equity holders, partners and Governmental Authorities or (c) such other purposes for which access to such documents is determined by Sellers to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Purchaser, its Affiliates or the ATAX Entities and the reasonable out-of-pocket expenses of Purchaser, its Affiliates and the ATAX Entities incurred in connection therewith shall be paid by Sellers. Purchaser shall cause the ATAX Entities to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (x) seven years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Sellers at the end of any such period.

Section 6.10Non-Competition and Non-Solicitation.

(a)For a period of five years from the Closing Date, neither the Sellers nor any of their respective Affiliates shall directly or indirectly, individually or through any Person (whether as principal, agent, director, officer, employee, shareholder, partner, consultant or otherwise) (i) own, control, manage, operate, conduct, engage in, participate in the ownership, control management, operation, or conduct of, or serve as a principal, agent, director, officer, employee, consultant or agent or in any other capacity with, consult with, perform services for or otherwise carry on, or permit its name to be used by or in connection with (except for ownership of two percent (2%) or less of the stock of a publicly traded entity, or less than five percent (5%) by Affiliates of Sellers in the aggregate of the publicly traded equity securities of ATAX for investment purposes) any Person or business that engages in the Business anywhere in any jurisdiction in which any Seller has conducted or is currently conducting the Business, (ii) hire or directly or indirectly solicit, attempt to solicit, or otherwise interfere with or disrupt Purchaser’s relationship with, any person who is employed by Purchaser or its Affiliates, provided, that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 6.10, and (iii) directly or indirectly, solicit, divert, take away, or attempt to divert or take away, from Purchaser any of the business or patronage of any of the customers, clients, vendors or suppliers of the Business.

(b)If a Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.10, Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser under Law or in equity:

(i)the right and remedy to have such provision specifically enforced by any court having jurisdiction (without any requirement to post bond), it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser; and

(ii)the right and remedy to recover from Sellers all monetary damages suffered by Purchaser as the result of any acts or omissions constituting a breach of this Section 6.10.

(c)Each Seller acknowledges that the restrictions contained in this Section 6.10 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Law.  The covenants contained in this Section 6.10 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.11Employment Matters.

(a)Prior to the Closing Date, Purchaser will offer, or cause to be offered employment commencing as of the Closing Date to all Subject Employees, subject to Purchaser’s standard procedures.  Such offer shall be for the same 2019 annual salary rate for each Subject Employee as set forth in the schedule provided by the Sellers to the Purchaser on August 26, 2019.  Purchaser agrees to continue the existing 2019 Bonus Achievement Plan for each Subject Employee, in the forms provided by Sellers to Purchaser prior to the date hereof, for the remainder of 2019.  All other employee benefits and terms and conditions of employment will be determined by Purchaser, in its sole discretion. On the Closing Date, Company GP shall terminate any Subject Employees who have accepted Purchaser’s offer of employment (the “Transferred Employees”).

(b)Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Sellers, Company or any ATAX Entity, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with any of those entities at any time on or prior to the Closing Date, and the Sellers shall pay all such amounts due and owing or accrued through the close of business on the Closing Date to all entitled persons on or about the Closing Date in accordance with Sellers’ standard policies and procedures and applicable Laws.  The Sellers shall also bear any and all Liabilities, including compensatory or other damages of any kind, under the WARN Act and other similar Law of any U.S. jurisdiction for any actions with respect to any Subject Employee which occurs in connection with the Closing.

Section 6.12Post-Closing Amounts Due to Sellers from Company and ATAX.

(a)Schedule 6.12(a) to the Disclosure Schedule contains a good-faith estimate of all amounts due to Sellers from Company or any ATAX Entity for reimbursement of shared expenses, including expenses related to Seller employees providing services to Company or any ATAX Entity, including under the 2019 Bonus Achievement Plan, prior to the Closing (“Pre-Closing Shared Expenses”).  Within sixty (60) days following the Closing, Sellers will provide Purchaser a final Schedule 6.12(a) detailing any changes from the estimated Pre-Closing Shared Expenses.  Purchaser shall have the right to audit proposed changes in excess of 10% of the estimated amount of Pre-Closing Shared Expenses.  Purchaser will cause ATAX to make payment of the final Pre-Closing Shared Expenses to Sellers within ninety (90) days of the Closing Date.

(b)On the same date that the Purchaser makes payment of the final Pre-Closing Shared Expenses to Sellers, Purchaser shall cause the Company to make an additional payment to Sellers equal to the prorata amount of the Administrative Fee (as defined under the ATAX Partnership Agreement) paid to the Company in the month following the Closing and related to the month during which Closing occurs, based on the number of days during which Sellers were the owners of the Company GP Interests during such month (the “Pre-Closing Administrative Fee”).

(c)Sellers hereby agree that at or immediately prior to the Closing, they shall take all necessary action to cause all Contracts, commitments or transactions, including without limitation the Contracts listed on Schedule 4.14 to the Disclosure Schedules,  between Company or any ATAX Entity, on the one hand, and any of the Sellers and/or any of their Affiliates, on the other hand, other than those Contracts listed on Schedule 6.12(c) of the Disclosure Schedules, to be terminated and cancelled without any further liability and obligation and to be of no further force or effect.

Section 6.13Equity Incentive Plan.  Prior to Closing, Company GP will take all necessary actions, or will cause ATAX to take all necessary actions, as the case may be: (a) to issue new restricted BUCs in settlement of the Approved Awards without purchasing any BUCs in the open market, to enable ATAX or Company GP, as the case may be, to fulfill the grants of the Approved Awards; and (b) as of the Closing to fully vest all outstanding and unvested restricted unit awards granted under the Equity Incentive Plan (including the Approved Awards) and to make adequate arrangement for the payment or withholding of any Taxes due from the participants and ATAX and the Company GP, as the case may be, such that any and all obligations of ATAX, the Company, and the Company GP under the Equity Incentive Plan with respect to the Approved Awards and all other outstanding awards are fully satisfied as of the Closing.  The Company GP will take all action necessary to amend the Equity Incentive Plan to permit Purchaser to exercise all rights and authorities of the Company GP under the Equity Incentive Plan, including any SEC reporting and disclosure to participants, subject to reasonable review by Purchaser.  Except for grants of the Approved Awards and the issuance of restricted BUCs in satisfaction of the Approved Awards, from and after the date of this Agreement no other awards will be granted by Company GP or its board of managers under the Equity Incentive Plan.  Nothing in this Section 6.13 shall obligate Purchaser to make new or additional awards or issue BUCs under the Equity Incentive Plan after the Closing, except as it may, in its sole discretion, determine.

Section 6.14Post-Closing Initial Limited Partner.  Sellers will take all reasonable action requested by Purchaser to assign and transfer in accordance with the terms of the ATAX Partnership Agreement, the partnership interest in ATAX of the Initial Limited Partner to a Person, designated and consented to by Purchaser, which shall become the successor to the Initial Limited Partner immediately after the Closing.

Article VII
CLOSING CONDITIONS AND DELIVERABLES

Section 7.01Conditions Precedent to Obligations of the Parties.

The obligations of each Party to affect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following condition: no Law or Order is in effect that restrains or makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby.

Section 7.02Conditions Precedent to Obligations of the Purchaser.

The obligations of Purchaser to affect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a)each of the representations and warranties of Sellers and Company shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Seller Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Seller Material Adverse Effect), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, with the same force and effect as though made on and as of such date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Sellers or Company on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.  Without limiting the foregoing, Sellers shall not have breached in any material respect their obligations set forth in Section 6.02 unless such breach has not been cured at or prior to the Closing Date;

(c)all approvals, consents and waivers that are listed on Schedule 7.02(c) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser and Sellers, respectively, at or prior to the Closing;

(d)Purchaser shall have received the items listed in Section 7.04;

(e)between the date hereof and the Closing Date, there shall have been no Company Material Adverse Effect or ATAX Material Adverse Effect; and

(f)Purchaser or its Affiliates and each of Craig Allen and Chad Daffer shall have entered into employment agreements in substantially the form attached as Schedule 7.02(f).

Section 7.03Conditions Precedent to Obligations of the Sellers.

The obligations of Sellers to affect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:

(a)each of the representations and warranties of Purchaser shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect), in each case, as of the date of this Agreement and as of the Closing although made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)Purchaser shall not have breached in any material respect any obligations and agreements required to be performed and complied with by it prior to the Closing Date;

(c)all approvals, consents and waivers that are listed on Schedule 7.02(c) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser and Sellers, respectively, at or prior to the Closing; and

(d)Sellers shall have received the items listed in Section 7.05.

Section 7.04Seller Deliveries.

At the Closing, subject to the terms and conditions of this Agreement, Sellers shall deliver, or cause to be delivered, to Purchaser:

(a)the Company GP Interests to the GP Purchaser, free and clear of any Encumbrances, evidenced by delivering a written instrument of assignment and evidence of the transfer thereof;

(b)the Company LP Interests to the LP Purchaser, free and clear of any Encumbrances, evidenced by delivering a written instrument of assignment and evidence of the transfer thereof;

(c)an officers certificate signed by Company GP certifying as to the satisfaction of the conditions set forth in Sections 7.01 and 7.02;

(d)a certificate duly executed by the designated representative of the board of managers of Company GP dated as of the Closing Date certifying and attaching thereto: (i) Company’s Organizational Documents as in effect as of the Closing Date, (ii) resolutions of Company GP and Company LP confirming the authorization of the execution and delivery of the Transaction Documents to which Company is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such authority has not been rescinded or amended as of the Closing Date; (iii) a certificate of good standing with respect to Company from Delaware dated within ten days of the Closing Date; and (iv) an incumbency certificate of Company;

(e)a certificate duly executed by the designated representative of the board of managers of Company GP dated as of the Closing Date certifying and attaching thereto: (i) Company GP’s Organizational Documents as in effect as of the Closing Date, (ii) resolutions of Company GP confirming the authorization of the execution and delivery of the Transaction Documents to which Company GP is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such authority has not been rescinded or amended as of the Closing Date; (iii) a certificate of good standing with respect to the Company GP from Delaware dated within ten days of the Closing Date; and (iv) an incumbency certificate of Company GP;

(f)a certificate duly executed by the designated representative of the Manager of Company LP dated as of the Closing Date certifying and attaching thereto: (i) Company LP’s Organizational Documents as in effect as of the Closing Date, (ii) resolutions of Company LP confirming the authorization of the execution and delivery of the Transaction Documents to which Company LP is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such authority has not been rescinded or amended as of the Closing Date; (iii) a certificate of good standing with respect to the Company LP from Delaware dated within ten days of the Closing Date; and (iv) an incumbency certificate of Company LP;

(g)resignation of the members of the board of managers of Company GP as to their roles and any services to the Company and the ATAX Entities as of the Closing;

(h)all minutes books and record books of Company and the ATAX Entities and all other books and records of, or pertaining to, the business and operations of

Company and the ATAX Entities during periods occurring from January 1, 2015 until the Closing;

(i)a non-foreign affidavit for each of Company GP and Company LP sworn under penalties of perjury and in form and substance required under the Treasury Regulations and other guidance issued pursuant to Sections 1445 and 1446 of the Code stating that such Person is not a “foreign person” as defined in Section 1445 of the Code;

(j)a duly completed W-9 for each Seller;

(k)an amendment to, or amendment and restatement of, the Company Partnership Agreement which deletes the provisions relating to payments to employees who were previously limited partners of the Company, and confirms the assignment and transfer of the Company GP Interests and the Company LP Interests to the GP Purchaser and the LP Purchaser, respectively, the withdrawal of the Company GP and the Company LP as partners of the Company and the admission of the GP Purchaser as GP of the Company and the admission of LP Purchaser as the LP of the Company, and any other reasonable amendments requested by Purchaser;

(l)documentation to replace the Initial Limited Partner under the ATAX Partnership Agreement;

(m)the License and Transition Services Agreement;

(n)domain registration assignment(s);

(o)a letter from Access Bank (“Lender”) that is in form and substance satisfactory to Purchaser (i) consenting to the transactions contemplated by this Agreement (ii) authorizing the sale of the Subject Interests to Purchaser free and clear of any and all liens, claims and encumbrances of the Lender, (iii) releasing its liens in the Subject Interests, and (iv) authorizing Purchaser to file an amendment, partial release or other record with the applicable office of the Secretary of State to evidence the release of any lien of the Lender in the Subject Interests;

(p)evidence of the grants of the Approved Awards under the Equity Incentive Plan and issuance of the restricted BUCs under the Approved Awards;

(q)documentation necessary to transition from any Affiliates of Seller to Purchaser or a Purchaser Affiliate any servicer, financial monitor or similar arrangements referenced in Schedule 4.08(b)(xix), to the extent such transition is possible at Closing;

(r)the Escrow Agreement; and

(s)such other documents or instruments as Purchaser reasonably requests and as are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.05Purchaser Deliveries.

At the Closing, subject to the terms and conditions of this Agreement, Purchaser shall deliver, or cause to be delivered, to Sellers:

(a)in accordance with Section 2.03, the Purchase Price, by wire transfer in immediately available funds, to the accounts designated by each of the Sellers pursuant to the disbursement instructions provided by the Sellers and set forth on Exhibit B;

(b)an officers certificate signed by Purchaser certifying as to the satisfaction of the conditions set forth in Section 7.03;

(c)(i) a certificate duly executed by the Secretary or an Assistant Secretary of each Purchaser, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of directors or other governing body of the relevant Purchaser authorizing the execution and delivery of the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; (ii) a certificate of good standing with respect to each Purchaser from its state of organization dated within ten days of the Closing Date; and (iii) an incumbency certificate of each such Purchaser;

(d)evidence of the Purchaser’s appointment of Persons, effective as of the Closing, to act as the directors of ATAX and an audit committee to satisfy applicable requirements of Law, including but not limited to the rules and regulations of the Commission and the listing rules of any national securities exchange on which ATAX’s securities are listed (including any applicable rule or regulation of the Nasdaq or any other national securities exchange which requires ATAX or the general partner of ATAX to maintain an independent audit committee);

(e)the Escrow Agreement;

(f)the License and Transition Services Agreement; and

(g)such other documents or instruments as Sellers reasonably request and as are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII
INDEMNIFICATION, COSTS, AND EXPENSES

Section 8.01Survival of Representations and Warranties.

The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for a period of 18 months, provided, that the representations and warranties in Sections 4.01 (Formation; Due Qualification and Authority), 4.02 (Power and Authority to Act), 4.03 (Capitalization), 4.04 (Enforceability of Operative Agreements), 4.10 (Taxes), 4.21 (Financial Advisors), 3.02 (Validity of Agreements;

Authorization), 3.04 (No Violation) and 3.05 (Ownership, Due Authorization and Transfer of Subject Interests) (the “Fundamental Representations”) and the related indemnification obligations shall survive the Closing until 30 days after the expiration of the applicable statute of limitations period. Any covenants in this Agreement with a specified term shall survive for the term specified, and otherwise shall survive until expiration of the applicable statute of limitations period.  The applicable period of survival described in this Section 8.01 shall be referred to as the “Survival Period.”  Notwithstanding the expiration of any Survival Period, any obligations under Sections 8.02(a) and 8.02(b) shall not terminate with respect to any Loss as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.03(a) before the termination of the applicable Survival Period. The covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall not survive the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.

Section 8.02Indemnification

(a)From and after the Closing, subject to Sections 8.01 and 8.04, each Seller, severally and not jointly, hereby agrees to indemnify and hold harmless Purchaser and each of its Affiliates (including Company but excluding any Person that is or becomes an Affiliate of Purchaser solely as a result of the purchase of publicly traded securities from the general public) and each of the respective indirect and direct equity holders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”), resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)any breach of the representations and warranties made by such Seller in Article 3 of this Agreement or in any certificate delivered pursuant hereto; and

(ii)any breach or non-fulfillment of any covenant or other agreement to be performed on the part of such Seller under this Agreement or in any certificate delivered pursuant hereto.

(b)From and after the Closing, subject to Sections 8.01 and 8.04, each Seller, severally and jointly, hereby agrees to indemnify and hold harmless Purchaser Indemnified Parties from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all Losses, resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)any breach of the representations and warranties made by Sellers and/or Company in Article 4 of this Agreement or in any certificate delivered pursuant hereto;

(ii)any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Company under this Agreement or in any certificate delivered pursuant hereto;

(iii)(iii) all Liabilities related to the employment of individuals who are not Transferred Employees, including Liabilities arising under Employment Agreement entered into with employees who are not Transferred Employees; and

(iv)any Indemnified Taxes.

(c)From and after the Closing, subject to Sections 8.01 and 8.04, Purchaser hereby agrees to indemnify and hold harmless Sellers and their respective Affiliates and each of the respective indirect and direct equity holders, members, partners, directors, managers, officers, employees and agents of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Loss resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)any breach of the representations and warranties made by Purchaser in Article 5 of this Agreement or any certificate delivered pursuant hereto; and

(ii)any breach or non-fulfillment of any covenant or other agreement to be performed on the part of Purchaser under this Agreement or in any certificate delivered pursuant hereto.

Section 8.03Indemnification Procedure.

(a)Each Indemnified Party agrees that, promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.02, such Indemnified Party will assert its claim for indemnification under Section 8.02 (each, a “Claim”) by providing written notice (a “Claim Notice”) within the Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b)In the event that any Proceeding is instituted or any Claim is asserted by any third party in respect of which indemnification may be sought under Section 8.02 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Loss (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of the same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so. Subject to Section 8.03(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and, in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c)Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party may not settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or could potentially require any payment from any Indemnified Party.

Section 8.04Limitations.

(a)No Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(a)(i) or Section 8.02(b)(i) until the total of all Losses claimed by the Purchaser Indemnified Parties with respect thereto exceeds $300,000 in the aggregate (the “Claim Basket”), at which point, subject to Section 8.04(b), Sellers shall indemnify the Purchaser Indemnified Party from and against all Losses from the first dollar, provided, however, that the Claim Basket shall not apply to (i) any Loss resulting from the breach of any Fundamental Representations, (ii) any Loss resulting from fraud on the part of Company or a Seller, or (iii) for purposes of clarification, the obligations of Sellers under Sections 8.02(a)(ii), 8.02(b)(ii), 8.02(b)(iii) or 8.02(b)(iv).

(b)The maximum amount of Losses for which the Purchaser Indemnified Parties will be entitled to indemnification under Section 8.02(a)(i), or Section 8.02(b)(i), will be equal to, in the aggregate, $7,000,000 (the “Cap”); provided  that, the Cap shall equal the Purchase Price for any Loss resulting from a breach of any Fundamental Representations and the Cap shall not apply to (i) any Loss resulting from fraud on the part of Company or a Seller or (ii) for purposes of clarification, the obligations of Sellers under Sections 8.02(a)(ii), 8.02(b)(ii), 8.02(b)(iii) or 8.02(b)(iv).  Claims for Losses for which the Purchaser Indemnified Parties will be entitled to indemnification under Section 8.02(a)(i) or Section 8.02(b)(i) shall be recovered first from the balance of the Escrow Account at the time such a Claim is made.  The maximum amount of Losses for which the Seller Indemnified Parties will be entitled to indemnification under Section 8.02(c) will be the Purchase Price.

(c)Notwithstanding anything to the contrary in this Agreement, no Seller shall be obligated to indemnify for any indemnifiable Loss with respect to (i) a representation or warranty made by the other Seller under Article III; or (ii) a covenant or other agreement to be performed on the part of the other Seller under this Agreement or in any certificate delivered pursuant hereto.

(d)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF PURCHASER, ANY SELLER OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.05Calculation of Loss.

In calculating amounts payable to an Indemnified Party, the amount of any indemnified Loss shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Loss net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Loss net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Loss, including under insurance policies and indemnity arrangements.

Section 8.06No Duplication.

In no event shall any Indemnified Party be entitled to recover any Loss under one section or provision of this Agreement to the extent of the full amount of such Loss already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.07Tax Treatment of Indemnity Payments.

Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

Section 8.08Releases by Sellers.

(a)For and in consideration of the covenants and promises set forth in this Agreement, each Seller, on behalf of itself, any entities it controls and its assigns and successors (collectively, the “Seller Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Company, each ATAX Entity and their respective Affiliates, subsidiaries, and each of their respective present and former members, shareholders, officers, managers, directors, representatives, employees, agents, predecessors, successors, assigns, beneficiaries and insurers (collectively, the “Purchaser Released Parties”), from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past or present, at Law or in equity, whether known or unknown, which such Seller Releasing Parties, or any of them, had, has or may have had at any time in the past until and up to the Closing Date against the Purchaser Released Parties, except to the extent of common law fraud or willful or wanton misconduct, including, but not limited to, any Claims which relate to or arise out of such Seller Releasing Party’s relationship with Company or an ATAX Entity prior to the Closing Date or its rights or status as a member, shareholder, officer, manager, director or employee of Company or an ATAX Entity, excluding, however, any Claims arising out of this Agreement or the Transaction Documents.

(b)The Seller Releasing Parties expressly waive and relinquish any and all rights they may have under California Civil Code Section 1542 and under any similar statute or Law of any other relevant jurisdiction, and expressly consent that the within release shall be given full force and effect according to each and all of its express terms and provisions.  Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Seller Releasing Parties each acknowledge that the waivers set forth in this Section 8.08 are essential terms of this Agreement, and that without such waiver this Agreement would not have been entered into.  The Seller Releasing Parties each acknowledge the significance and consequences of such release and specific waiver of Section 1542.

(c)Each Seller further agrees not to institute any Proceeding against the Purchaser Released Parties with respect to any and all Claims released in Section 8.08(a).

(d)Each Seller hereby represents and warrants that they have adequate information regarding the terms of this Section 8, the scope and effect of the releases set forth herein and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, and that they have independently and without reliance upon the Purchaser Released Parties made their own analysis and decision to enter into this Agreement.

(e)Each Seller acknowledges that the consummation of this Agreement and the consideration payable hereunder provides good and sufficient consideration for every release contained in this Section 8.08.

Section 8.09Exclusive Remedy.

(a)EXCEPT (i) PURSUANT TO SECTION 2.04, THIS ARTICLE VIII OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR COMMON LAW FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. HOWEVER, NOTHING IN THIS SECTION 8.09 SHALL LIMIT THE RIGHTS OF A PARTY TO SEEK AND OBTAIN SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF.

(b)Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the Parties or the parties thereto shall have any obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equity holder, lender, Representative, director, officer, agent, manager, assignee or employee of any Party, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents or any of their respective successors or permitted assignees to the extent of such party’s obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise.  The Non-Recourse Persons shall be express third party beneficiaries of this Section 8.09(b) as if expressly party hereto.

(c)Notwithstanding Section 8.09(a), nothing contained in this Section 8.09 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 8.10No Reliance.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, MEMBERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, MEMBERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.11Escrow Releases.

(a)General Disbursement.  Within three (3) Business Days after any Loss indemnifiable under Section 8.02(a) or 8.02(b) becomes due and payable pursuant to this Article VIII, Sellers and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver promptly to Purchaser from the Escrow Account, an amount equal to such due and payable Loss by wire transfer of immediately available funds to an account designated in writing by Purchaser in accordance with the Escrow Agreement.  The Escrow Account shall be governed by the terms of the Escrow Agreement and this Agreement.

(b)Final Scheduled Release.  On the date that is eighteen (18) months after the Closing Date, Sellers and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver promptly to Sellers from the Escrow Account, by wire transfer of immediately available funds to the accounts designated in writing by Sellers in accordance with the Escrow Agreement, the remaining balance of the Escrow Account minus the Pending Claims as of such date.  Upon the settlement or other final resolution of each Pending Claim thereafter, Sellers and Purchaser shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Account by wire transfer of immediately available funds (A) the amount, if any, payable to Purchaser in respect of such settled or resolved Pending Claim to an account designated by Purchaser in accordance with the Escrow Agreement, and (B) the remaining balance of the Escrow Account, minus the Pending Claims (if any) remaining immediately after such distribution to an account designated by Sellers in accordance with the Escrow Agreement.

Article IX
TAX MATTERS

Section 9.01Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be split 50% by Purchaser and 50% by Sellers.  Any Tax Returns filed in connection with Transfer Taxes shall be prepared and timely filed by Sellers or Purchaser, as appropriate under Law.

Section 9.02Apportionment of Taxes.

For purposes of this Agreement, in the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the Pre-Closing Tax Period shall be determined as follows: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any ATAX holds a beneficial interest shall be deemed to terminate at such time); and (b) in the case of other Taxes (including property taxes), deemed to be the amount of such Taxes for the entire taxable period (excluding extraordinary items attributable to activities or events before or after the Closing Date, as applicable) multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the total number of days in the taxable period, and such excluded extraordinary items shall be taken into account in the portion of the taxable period (i.e., before or after the Closing Date) in which such activity occurred.  For the avoidance of doubt, the parties acknowledge and agree that for federal and applicable state income tax purposes the taxable year of the Company will end as of the Closing Date as a result of the transactions contemplated by this Agreement.

Section 9.03Preparation of Tax Returns.

(a)Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company related to taxable periods ending on or before the Closing Date (the “Seller Returns”) that are required to be filed after the Closing.  Sellers shall permit Purchaser to review and comment on each such Seller Return at least ten business days prior to filing (except where such 10-day period is not practical, in which case as soon as practical). Sellers and Purchaser will consult with each other and attempt in good faith to resolve any issues arising as a result of such Seller Returns and, if they are unable to do so, the disputed items will be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an independent accounting firm chosen by both Sellers and Purchaser.  Upon resolution of all such items, the relevant Seller Return will be timely filed on that basis.  The costs, fees and expenses of the independent accounting firm will be shared equally by Sellers and Purchaser.

(b)Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company that are required to be filed after the Closing (including Tax Returns relating to Straddle Periods), other than the Seller Returns.  Purchaser shall permit Seller to review and comment on each such Tax Return to the extent that such Tax Return includes Taxes that are the responsibility of Sellers at least ten business days prior to filing (except where such 10-day period is not practical, in which case as soon as practical). Purchaser and Sellers will consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items will be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an independent accounting firm chosen by both Sellers and Purchaser.  Upon resolution of all such items, the relevant Tax Return will be timely filed on that basis.  The costs, fees and expenses of the independent accounting firm will be shared equally by Sellers and Purchaser.

Section 9.04Cooperation.

After the Closing, Sellers, Purchasers, and Company and their agents, including accounting firms and legal counsel, upon reasonable request, shall cooperate in connection with the preparation of any Tax Return or any refund claim or any Tax audits, Tax disputes, Tax notices (including an assertion of a deficiency or a notice of a proposed adjustment), any assertion of a claim for Taxes or other proceedings related to any Taxes with respect to the activities or filings of Company for any period, or the portion of any period, prior to the Closing Date.  The cooperation of any Person under this Section 9.04 shall include the retention and (upon the other party’s reasonable request) the provision of records and information, including work papers of Company and its auditors, but excluding records and information that are protected by recognized professional privilege, related to any period, or the portion of any period, of Company ending on or before the Closing Date, which are reasonably relevant to any Tax Returns or claims for refund. Sellers, Purchaser and Company each agree to retain all books and records with respect to Tax matters pertinent to Company relating to the three year period (or portion thereof) prior to the Closing Date for a period of at least three years and shall provide notice to the other prior to destroying any such books and records (and an opportunity for the other to take possession of such books and records).

Section 9.05Tax Documents.

If, after the Closing Date, Company, Purchaser or Sellers receive any document with respect to the Tax matters of Company that could affect any other Party, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven calendar days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency, including notices of Encumbrances or levies relating to any Tax. Any information provided or obtained under this Section 9.05 shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Claim, or as required by applicable Treasury Regulations.

Section 9.06Tax Claims.

Each Party shall promptly notify the other Parties in writing upon receipt by such Party or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes of Company that could give rise to a claim for indemnification under Article VIII (each, a “Tax Claim”). Sellers may contest such Tax Claim in any forum permitted under applicable Law and shall otherwise have the right, subject to the limitations set forth in this Section 9.06, to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that (a) Sellers notify Purchaser in writing within 20 days after Purchaser’s notification to Sellers of such Tax Claim of Sellers’ intent to exercise their right to direct, control, and settle such Tax Claim and such notification includes an acknowledgment that Sellers are obligated to indemnify Purchaser and Company fully with respect to such Tax Claim, (b) such Tax Claim can be contested independently of any other audit, examination, adjustment or assessment which is not a Tax Claim, (c) Purchaser shall be entitled to make comments to Sellers regarding the conduct of or positions taken in any such administrative or judicial proceeding and to participate at its sole expense in such administrative or judicial proceedings, (d) Sellers shall keep Purchaser informed regarding the status of such Tax Claim, including providing Purchaser with copies of all correspondence and other information regarding such Tax Claim, (e) the legal counsel selected by Sellers to defend the Tax Claim is reasonably acceptable to Purchaser, (f) the administrative or judicial proceedings relating to such Tax Claim do not seek an injunction or equitable relief against Purchaser or any of its Affiliates, (g) Purchaser or any of its Affiliates has no reasonable basis for believing that an adverse determination with respect to the Tax Claim would be detrimental to or injure its reputation in the public eye or its future business prospects, (h) for any Tax Claim that is subject to the Partnership Tax Audit Rules, Company will make an election under Section 6226(a) of the Code (regarding the “push out” election) with respect to any Imputed Underpayment arising with respect to any such taxable year, or portion thereof, and (i) Sellers may not settle any such proceeding without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed or conditioned. The foregoing shall apply to Tax Claims in lieu of Section 9.04.  Except as otherwise provided in this Section 9.06, Purchaser shall have the sole right to control any audit or examination by any Tax Authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of Company for all Tax periods; provided, however, that, if the settlement of any matter may affect the obligations of Sellers to Purchaser, Purchaser may not settle any such proceeding without prior written consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 9.07Tax Consequences of Transaction for Income Tax Purposes.

Each Party agrees for federal, and applicable state and local, income Tax purposes, that Purchaser’s purchase of all of the interests in Company will be treated, in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, as a purchase of the assets of Company by Purchaser and a sale of partnership interests by Sellers. Sellers and Purchaser, upon the other’s request, shall provide the other with all information that either of them may be required to report the purchase of all interests in Company in the manner described in this Section 9.07.

Section 9.08Tax or Other Distributions from Company.

Notwithstanding anything to the contrary, each Seller covenants and agrees that from and after Closing, such Seller shall not have any right to receive a distribution from Company (for Taxes or otherwise) pursuant to the terms of the Company Partnership Agreement.

Article X
TERMINATION

Section 10.01Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)by the mutual written consent of Sellers and Purchaser;

(b)by either of Sellers or Purchaser if there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to either Seller, on the one hand, or Purchaser, on the other hand, if such order was primarily due to the failure of any of Sellers, on the one hand, or Purchaser, on the other hand, to perform any of its obligations under this Agreement;

(c)by Purchaser if either Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of either Seller shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by Sellers of notice of such breach from Purchaser;

(d)by either of Sellers if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this

Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by Purchaser of notice of such breach from Sellers;

(e)by any of Sellers or Purchaser in the event that the Closing does not occur on or before October 31, 2019; provided, however, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 10.02Procedure Upon Termination.

In the event of termination of this Agreement by Purchaser or either of Sellers, or both, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Purchaser or Sellers.

Section 10.03Effect of Termination.

In the event that this Agreement is terminated as provided in Section 10.01, then each Party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or Sellers; provided, however, that the agreements and obligations of each Party set forth in Section 6.06, Article XI and Article XII shall survive any such termination and shall be enforceable hereunder; and provided, further, that nothing in this Section 10.03 shall relieve Purchaser or any Seller of any Liability for an intentional material breach of this Agreement by such Party.

Article XI

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 11.01Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 12.03 addressed to such Party at the address specified in Section 12.03. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 12.03 to such Party’s respective address set forth in Section 12.03 will be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the establishing of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such Proceeding brought in any such Court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Article XII

MISCELLANEOUS

Section 12.01Amendments and Modifications.

This Agreement may be amended, modified or supplemented only by written agreement of each Party.

Section 12.02Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.03Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by a nationally recognized overnight courier, postage prepaid, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Company GP:

Burlington Capital, LLC

c/o Lisa Roskens

One Burlington Place

1004 Farnam St Ste 400

Omaha, NE  68102-1839

With a copy to (which shall not be deemed notice):

Richard E. Putnam

Baird Holm, LLP

1700 Farnam Street; Suite 1500

Omaha, NE 68102

If to Company LP:

Burlington Capital Structured Finance, LLC

c/o Lisa Roskens

One Burlington Place

1004 Farnam St Ste 400

Omaha, NE  68102-1839

With a copy to (which shall not be deemed notice):

Richard E. Putnam

Baird Holm, LLP

1700 Farnam Street; Suite 1500

Omaha, NE 68102

If to Purchaser:

Greystone AF Manager LLC

c/o Greystone

152 W. 57th Street, 60th Floor

New York, New York 10019

Attention: Lisa Schwartz, General Counsel

-and-

Greystone AF Holdings LLC

c/o Greystone

152 W. 57th Street, 60th Floor

New York, New York 10019

Attention: Lisa Schwartz, General Counsel

With a copy to (which shall not be deemed notice):

MaryJo George

Ballard Spahr LLP

1909 K Street, NW

12th Floor

Washington, DC 20006-1157

-and-

Barbara Lano Rummel

Ballard Spahr LLP

80 South 8th Street

2000 IDS Center

Minneapolis, MN 55402

Section 12.04Assignment.

This Agreement shall be binding upon and inure to the benefit of each Party and its successors and permitted assigns. Sellers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Sellers.  Notwithstanding the above restrictions on assignment, each Party may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without such consent, to any Affiliate of such Party that remains an Affiliate at all times following such assignment.

Section 12.05Expenses.

Each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  For clarity, except as expressly set forth in this Agreement, Sellers will pay the costs and expenses incurred on their on behalf of Company and the ATAX Entities in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 12.06Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto and any documents incorporated by reference), together with each of the other Transaction Documents, constitute the entire understanding and agreement among each Party with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 12.07Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Sellers and Purchaser agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, Sellers and Purchaser agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 12.08No Third Party Beneficiaries.

This Agreement shall be binding upon and, except as specifically provided in this Agreement, inure solely to the benefit of each Party and its respective successors and permitted assigns.

Section 12.09Electronic Transmission; Counterparts.

This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

Burlington Capital, LLC

By:	/s/ Lisa Y. Roskens
Name:	Lisa Y. Roskens
Title:	Chairman, President and CEO

Burlington Capital Structured Finance, LLC

By: Burlington Capital, LLC, its Manager

By:	/s/ Lisa Y. Roskens
Name:	Lisa Y. Roskens
Title:	President

PURCHASERS:

Greystone AF Manager LLC

By:	/s/ Curtis Pollock
Name:	Curtis Pollock
Title:	Vice President

Greystone AF Holdings LLC

By:	/s/ Curtis Pollock
Name:	Curtis Pollock
Title:	Vice President

EXHIBITS AND SCHEDULES

Exhibit A	Escrow Agreement
Exhibit B	Sellers Distribution Schedule

Disclosure Schedule

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of  ___________, 2019 (the “Closing Date”), by and among GREYSTONE AF MANAGER LLC, a Delaware limited liability company (“GP Purchaser”), GREYSTONE AF HOLDINGS LLC, a Delaware limited liability company (“LP Purchaser” and together with GP Purchaser, “Purchaser”), and BURLINGTON CAPITAL, LLC, a Delaware limited liability company (“Company GP” or “Seller”), BURLINGTON CAPITAL STRUCTURED FINANCE, LLC, a Delaware limited liability company (“Company LP” or “Seller” and collectively with Company GP, “Sellers”), and TMI TRUST COMPANY, a trust company organized and existing under the laws of the State of Florida (“Escrow Agent”).

RECITALS:

A.Purchaser and Sellers have entered into a certain Partnership Interest Purchase Agreement dated as of ___________, 2019 (the “Purchase Agreement”), pursuant to which Purchaser has purchased all of the issued and outstanding partnership interests of America First Capital Associates Limited Partnership Two, a Delaware limited partnership (therein called the “Subject Interests”) from Sellers.

B.The Purchase Agreement provides in relevant part that a portion of the Purchase Price for the Subject Interests will be delivered by Purchaser into escrow to be held and distributed by Escrow Agent in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.Defined Terms.  All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2.Escrow Deposit.  Simultaneously with the execution and delivery of this Agreement, $6,000,000 (the “Escrow Amount”) has been deposited, by wire transfer of immediately available funds, with Escrow Agent pursuant to Section 2.03 of the Purchase Agreement. The Escrow Amount, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom (the “Escrow Income”) pursuant to the investments made on such amount pursuant to Section 3 hereof, are the “Escrow Funds.” Escrow Agent hereby acknowledges receipt of such funds and agrees to hold the Escrow Amount as Escrow Agent for Sellers and Purchaser (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Funds will be held as a trust fund and will not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent will not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

3.Investment of Escrow Account.  Escrow Agent will invest the Escrow Funds in the Escrow Account pursuant to written instructions signed by Sellers and Purchaser; provided, that such investments will be limited to:

(a)interest bearing deposits of any bank or trust company located within the United States, including one or more accounts maintained in the commercial banking department (if any) of Escrow Agent; provided, that any such bank or trust company will have capital and surplus of at least $500,000,000;

(b)direct obligations of, or obligations guaranteed as to all principal and interest by, the United States, in each case with maturity dates of ninety (90) days or less; or

(c)any money market fund where substantially all of such fund’s assets are invested in the investment categories described in clause (b) above, including any money market fund managed by Escrow Agent or any of its affiliates.

Written investment instructions, if any, will specify the type and identity of the investments to be purchased or sold. In the absence of any instructions from Sellers and Purchaser as to the initial investment of the Escrow Funds, or any portion thereof, in the obligations described in clauses (a) through (c) above, the Escrow Funds, or such portion thereof, will be invested as provided in 3(a) above. Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder, including, without limitation, charging an agency fee in connection with each transaction. The parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. Escrow Agent will have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. Escrow Agent will not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of an investment prior to its maturity or for the failure of the parties to give Escrow Agent instructions to invest or reinvest the Escrow Funds. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

4.Release of Escrow Funds.  The Escrow Funds held pursuant to this Agreement are intended to provide a non-exclusive source of funds for the payment of any amounts that may become payable in respect of the claims and matters described in the Purchase Agreement. Except for tax distributions made pursuant to Section 10(d), the Escrow Funds will only be distributed and released pursuant to Joint Written Instructions (as defined below). If Escrow Agent receives a Joint Written Instruction, Escrow Agent will promptly, but in any event within two business days after receipt of a Joint Written Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Written Instruction. Any Joint Written Instruction will include complete payment instructions, including wiring instructions or addresses to which one or more checks will be sent. “Joint Written Instruction” means a written direction executed by Purchaser and Sellers directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action.

5.Inspection Rights and Account Statements.  Purchaser and Sellers will have the right to inspect and obtain copies of the records of Escrow Agent pertaining to this Agreement and to receive monthly reports of the status of the Escrow Account. On or before the tenth day following the end of each calendar month during the term hereof, Escrow Agent will deliver account statements to Purchaser and Sellers with respect to the Escrow Account for the prior calendar month, which statements will include the account balance, disbursements made pursuant to Section 4 hereof, and Escrow Income earned during the preceding calendar month.

6.Termination.  This Agreement will terminate when all Escrow Funds in the Escrow Account have been distributed in accordance with Section 4 of this Agreement.

7.Conditions to Escrow.  Escrow Agent agrees to hold the Escrow Funds in the Escrow Account and to perform in accordance with the terms and provisions of this Agreement. Sellers and Purchaser agree that Escrow Agent does not assume any responsibility for the failure of Sellers or Purchaser to perform in accordance with the Purchase Agreement or this Agreement. The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree will govern and control with respect to Escrow Agent’s rights, duties, liabilities and immunities:

(a)Escrow Agent will have only those duties as are specifically provided herein, which will be deemed purely ministerial in nature, and will under no circumstance be deemed a fiduciary for any of the other parties to this Agreement. Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

(b)Escrow Agent will be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation or other legal entity, fiduciary or individual acting on behalf of another party hereto, which Escrow Agent in good faith believes to be genuine, it will not be necessary for Escrow Agent to inquire into such corporation’s or other legal entity’s, fiduciary’s or individual’s authority.

(c)Escrow Agent will not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for anything which it may do or refrain from doing in connection herewith, except for its own bad faith, gross negligence or willful misconduct.

(d)Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it will incur no liability and will be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable and documented costs of such counsel’s services will be paid to Escrow Agent in accordance with Section 12 below.

(e)Escrow Agent will neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document between the other parties hereto, including, without limitation, the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent will be inferred from the terms of this Agreement or any other agreement, instrument or document.

(f)In the event that Escrow Agent is uncertain as to its duties or rights hereunder or receives instructions, claims or demands from Purchaser or Sellers which, in its opinion, conflict with any of the provisions of this Agreement, it will be entitled to refrain from taking any action and its sole obligation will be to keep safely all property held in escrow until it will be directed otherwise in writing jointly by Purchaser and Sellers. Escrow Agent will have the option, after ten days’ notice to Purchaser and Sellers of its intention to do so, to file an action in interpleader requiring Purchaser and Sellers to answer and litigate any claims and rights among themselves.

(g)Any corporation or other legal entity into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow business and assets as a whole or substantially as a whole, or any corporation or other legal entity resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, will be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

8. Resignation and Removal of Escrow Agent.

(a)Escrow Agent reserves the right to resign at any time by giving 30 days’ written notice of resignation, specifying the effective date thereof. On the effective date of such resignation, Escrow Agent will deliver this Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to any successor escrow agent agreeable to Purchaser and Sellers. If a successor escrow agent has not been appointed and has not accepted such appointment prior to the expiration of 30 days following the date of the notice of such resignation, Escrow Agent may, but will not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. Any such resulting appointment will be binding upon all of the parties to this Agreement. Notwithstanding anything to the contrary in the foregoing, Escrow Agent or any successor escrow agent will continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent.

(b)Escrow Agent may be removed (with or without cause) and a new escrow agent may be appointed upon mutual agreement of Purchaser and Sellers. In such event,

Purchaser and Sellers will deliver a joint written notice to Escrow Agent of such removal together with a Joint Written Instruction authorizing delivery of this Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to a successor escrow agent.

(c)Upon delivery of the Escrow Funds to a successor escrow agent in accordance with this Section 8, Escrow Agent will thereafter be discharged from any further obligations hereunder. All power, authority, duties and obligations of Escrow Agent will apply to any successor escrow agent.

9.Indemnification of Escrow Agent.  Purchaser and Sellers will jointly and severally indemnify and hold Escrow Agent harmless from and against any liability, loss, damage or expense (including, without limitation, reasonable and documented attorneys’ fees) that Escrow Agent may incur in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such liability, loss, damage or expense arises from Escrow Agent’s bad faith, willful misconduct or gross negligence. The indemnification provided for under this Section 9 will be allocated and paid in the same manner as fees and expenses under Section 12 below and will survive the termination of this Agreement and the resignation or removal of Escrow Agent.

10.Taxes.

(a)Ownership for Tax Purposes.  Each of Purchaser and Sellers agree that, for purposes of United States federal and other taxes based on income, Sellers will be treated as the owner of the Escrow Funds and that Sellers will report the income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

(b)Tax Forms.  Prior to the date hereof, each of Purchaser and Sellers will provide Escrow Agent with a fully executed Internal Revenue Service Form W-9, or W-8, properly completed and signed, and such other forms and documents that Escrow Agent may reasonably request.

(c)Withholding. Escrow Agent will be entitled to deduct and withhold from any amount distributed or released from the Escrow Funds all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts will be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

(d)Tax Distributions. Subject to there being Escrow Funds available therefor, Escrow Agent will, pursuant to written instructions from Sellers, make a distribution to Sellers on or prior to [___________] (and on or prior to [___________] of any subsequent year) in an amount equal to forty percent (40%) of the aggregate Escrow Income earned on the Escrow Funds during the preceding calendar year. Such distribution will be funded from the Escrow Funds. Concurrently with such distribution, Escrow Agent will provide Purchaser with notice of the amount disbursed to Sellers.

11.Business Days.  If any date on which Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a day on which Escrow Agent is open for business, then Escrow Agent will make such investment or delivery on the next succeeding business day.

12.Escrow Costs.   Purchaser will pay all of the fees and expenses (including reasonable and documented attorneys’ fees) of Escrow Agent for the services to be rendered by Escrow Agent pursuant to this Agreement. Escrow Agent agrees to serve as Escrow Agent in accordance with the fee schedule attached as Exhibit A hereto.

13.Force Majeure.  No party will be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances (a “Force Majeure Event”). The party suffering a Force Majeure Event will give notice to the other parties, stating the period of time the occurrence is expected to continue and will use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

14.Notices.  Except as provided in Section 19, all notices, consents, requests and other communications hereunder (each a “notice”) will be in writing and will be sufficient (a) when delivered in person, or (b) when sent by U.S. first class certified or registered mail, postage prepaid, return receipt requested, (c) when sent by express mail or a reputable delivery service guaranteeing overnight delivery which obtains signed receipts; in each case addressed as follows, or (d) by email, if confirmation of delivery is obtained:

As to Purchaser:

Greystone AF Manager LLC

c/o Greystone

152 W. 57th Street, 60th Floor

New York, New York 10019

Attention: Lisa Schwartz, General Counsel

with copies to:

MaryJo George

Ballard Spahr LLP

1909 K Street, NW

12th Floor

Washington, DC 20006-1157

and

Barbara Lano Rummel

Ballard Spahr LLP

80 South 8th Street

2000 IDS Center

Minneapolis, MN 55402

As to Sellers:

Burlington Capital, LLC

c/o Lisa Roskens

One Burlington Place

1004 Farnam St Ste 400

Omaha, NE  68102-1839

with a copy to:

Richard E. Putnam

Baird Holm, LLP

1700 Farnam Street; Suite 1500

Omaha, NE 68102

As to Escrow Agent:

TMI Trust Company Attention: Barbara James, Vice President 901 Summit Avenue Fort Worth, TX 76102 Email: jamesb@tmico.com

Except as provided in Section 19, any notice will be deemed to have been validly given and delivered: (i) if delivered in person, as of the date of receipt or the date of refusal to accept delivery; (ii) if sent by first class certified or registered mail, postage prepaid, return receipt requested, the earlier of receipt or three business days following delivery to a United States post office or an official United States mail receptacle; (iii) if sent by express mail or a reputable delivery service guaranteeing overnight delivery which obtains signed receipts, on the first business day following delivery to such express mail or delivery service carrier; and (iv) by email, if confirmation of delivery has been obtained, as of the date of receipt, or the first following business day in the event of delivery on a Saturday, Sunday or bank holiday, or after 5 p.m. on a business day. Physical receipt of a notice at the applicable address specified above (or at a subsequently designated address in accordance with the provisions of this Agreement) will constitute receipt for the purposes of this Agreement notwithstanding that such notice is not actually received by any named individual to whose attention such notice is to be delivered. Any party hereto will have the right to specify, from time to time, as its address or addresses for the purpose of this Agreement, any other address or addresses upon giving at least ten days’ written notice thereof to each other party to this Agreement as herein provided. Written notice from legal counsel for a party, when made and delivered on behalf of such party, will be deemed notice from such party for the purposes of this Agreement.

15.Entire Agreement.  This Agreement, together with the Purchase Agreement and related exhibits and schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement: (a) with respect to any inconsistency as between Purchaser, on one hand, and Sellers, on the other hand, the provisions of the Purchase Agreement will control; and (b) with respect to any inconsistency as between Escrow Agent, on the one hand, and any or all of Purchaser and Sellers, on the other hand, the provisions of this Agreement will control.

16.Successor and Assigns.  No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except as provided in Section 7(g) hereof and except that (a) Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Purchaser and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the acquisition of the Subject Interests, and (b) Sellers may assign all or any portion of its rights under this Agreement to any Affiliate of Sellers. Any purported assignment of rights or delegation of obligations in violation of this Section 16 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

17.No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.Headings.  The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

19.Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this

Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

21.Governing Law, Jurisdiction, and Venue.  All matters relating to or arising out of this Agreement and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Delaware, without regard to conflicts of laws principles that would require the application of any other law. Each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over any action, suit or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over any action, suit or proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for purposes of any action, suit or proceeding arising out of or relating to this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such Courts); (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address provided by such party in Section 14 hereof shall be effective service of process for any such action, suit or proceeding brought against such party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Courts; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in the Courts has been brought in an inconvenient forum.

22.Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22.

23.Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

24.Counterparts; Electronic Signatures.  This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties. A manual signature on this Agreement or other document to be delivered pursuant to this Agreement whose image is transmitted electronically will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other document to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[The remainder of this page left intentionally blank.]

The parties hereto have executed this Agreement as of the Closing Date.

PURCHASERS:

Greystone AF Manager LLC

By:
Name:
Title:

Greystone AF Holdings LLC

By:
Name:
Title:

SELLERS:

Burlington Capital, LLC

By:
Name:
Title:

Burlington Capital Structured Finance, LLC

By:
Name:
Title:

ESCROW AGENT:

TMI Trust Company, as Escrow Agent

Signature Page to Escrow Agreement

By:
Name:
Title:

EXHIBIT A

Escrow Agent Fees

$2,500 one-time fee

Signature Page to Escrow Agreement

EXHIBIT B

Distribution Schedule:

Burlington Capital LLC	00.01%
Burlington Capital Structured Finance LLC	99.99%